SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Journal Communications, Inc.

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JOURNAL COMMUNICATIONS, INC.

333 West State Street

Milwaukee, Wisconsin 53203

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 1, 2008

To our Shareholders:

We invite you to attend our 2008 Annual Meeting of Shareholders on Thursday, May 1, 2008, at 9:00 a.m. Central time at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin. Directions to the Pfister are printed on the back cover of the accompanying Proxy Statement. As we describe in the accompanying Proxy Statement, we will be voting on the following matters:

1.	the election of four Class II directors,

2.	a proposal put forth by one of our shareholders that the Board of Directors consider using free cash flow for quarterly dividends and dividend increases before beginning new share repurchase programs or outside acquisitions, and

3.	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

We have enclosed a proxy card along with this Proxy Statement. Your vote is important, no matter how many shares you own. Even if you plan to attend the Annual Meeting, please complete, date and sign the proxy card and mail it as soon as you can in the envelope we have provided. Alternatively, you may vote by calling the toll-free telephone number or using the Internet as described in the instructions provided on the enclosed proxy card. If you attend the Annual Meeting, then you may revoke your proxy and vote your shares in person if you would like.

Thank you for your continued support. We look forward to seeing you at the Annual Meeting.

JOURNAL COMMUNICATIONS, INC.

Steven J. Smith

Chairman of the Board and

Chief Executive Officer

Milwaukee, Wisconsin

March 20, 2008

FREQUENTLY ASKED QUESTIONS

Q:	Why have I received this Proxy Statement?

Our Board of Directors has sent you this Proxy Statement, starting on or about March 20, 2008, to ask for your vote as a shareholder of Journal Communications, Inc. on certain matters to be voted on at our upcoming Annual Meeting of Shareholders.

Q:	What am I voting on?

At our Annual Meeting, you will vote on the election of four Class II directors and a proposal put forth by one of our shareholders. Our Board of Directors is not currently aware of any other matter that will be presented for your vote at the Annual Meeting.

Q:	Do I need to attend the Annual Meeting in order to vote? How do I vote?

No. You may vote by mail using the enclosed proxy card, via the telephone, via the Internet or in person at the Annual Meeting. To vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. To vote by telephone or via the Internet, follow the instructions provided on the enclosed proxy card. Even if you complete and mail the enclosed proxy card, or vote by telephone or the Internet, you may nevertheless revoke your proxy at any time by sending us written notice, voting your shares in person at the Annual Meeting or submitting a later-dated proxy.

Q:	Who is entitled to vote?

If you owned shares of our class A common stock, class B common stock or class C common stock as of the close of business on February 28, 2008 (the “record date”), then you are entitled to vote.

You will be entitled to one vote per share for each class A share you owned on the record date; ten votes per share for each class B share you owned on the record date; and two votes per share for each class C share you owned on the record date.

Q:	How many shares of Journal Communi-cations’ stock are entitled to vote at the Annual Meeting?

As of the record date, there were 43,860,184 class A shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 43,860,184 votes; 11,183,512 class B shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 111,835,120 votes; and 3,264,000 class C shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 6,528,000 votes.

Q:	What constitutes a quorum?

A “quorum” refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. A majority of the votes of the class A shares, class B shares and class C entitled to be cast, or shares representing at least 81,111,653 votes, will represent a quorum for the purposes of electing directors, voting on the proposal put forth by one of our shareholders and conducting any other business that may properly come before the Annual Meeting.

Q:	Who will count the votes?

Broadridge Financial Solutions, Inc. will count the votes for the Annual Meeting. American Stock Transfer & Trust Company, our transfer agent and registrar, will act as Inspector of Elections.

Q:	What happens if I sign and return my proxy card but do not mark my vote?

The individuals named in the proxy card as proxies will vote your shares FOR the Board’s nominees for director, AGAINST the proposal put forth by one of our shareholders and in their best judgment on other matters that may properly come before the Annual Meeting.

ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors (which we refer to as the “Board”) currently consists of ten directors, divided into three classes of three, four and three members, respectively, designated as Class I, Class II and Class III, with the terms of one class of directors expiring each year. This year, the terms of our Class II directors expire at the Annual Meeting.

The Board has nominated Steven J. Smith, Mary Ellen Stanek, Owen Sullivan and Jeanette Tully for election at the Annual Meeting as Class II directors to serve until the 2011 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Five of our other directors will continue to serve on the Board as Class I or Class III directors until their respective terms expire as indicated below, and Don H. Davis, Jr. intends to retire from the Board as of the date of the Annual Meeting. Following the retirement of Mr. Davis, our Board will consist of nine directors, divided into three classes of two, four and three members.

The individuals named in the proxy card as proxies intend to vote all proxies received FOR the election of all of the Board’s nominees. If a nominee becomes unable to serve as a director before the Annual Meeting, then the proxies will vote for another person that the Board recommends in place of that nominee.

Under Wisconsin law, shareholders elect directors by a plurality of the votes cast by shares that are entitled to vote in the election, assuming a quorum is present. For this purpose, “plurality” means that the nominees receiving the largest number of votes will be elected as directors. Any shares that do not vote, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

The following sets forth certain information, as of the record date, about the Board nominees for election as Class II directors at the Annual Meeting and each director whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms Expiring at the 2011 Annual Meeting of Shareholders

Steven J. Smith

Steven J. Smith, 57, is Chairman of the Board and Chief Executive Officer. Mr. Smith was elected Chief Executive Officer in March 1998 and Chairman in December 1998. Mr. Smith was President from 1992 to 1998, and added the title of Chief Operating Officer in 1996. Mr. Smith has been a director since May 2003 and is a member of the Executive Committee. Mr. Smith was a director of our predecessor company since June 1987. Mr. Smith is also a director of Badger Meter, Inc., where he is chair of the employee benefit plans committee and a member of the audit and compliance committee.

Mary Ellen Stanek

Mary Ellen Stanek, 51, has served as President of Baird Funds, Inc., a registered investment company, since September 2000, and Managing Director and Chief Investment Officer of Baird Advisors, Robert W. Baird & Co. Incorporated, since March 2000. Previously, Ms. Stanek was President of Firstar Funds, Inc., also a registered investment company, from December 1998 to March 2000, and President and Chief Executive Officer (from November 1998 to February 2000) and President and Chief Operating Officer (from March 1994 to November 1998) of Firstar Investment Research & Management Company, LLC. Ms. Stanek is a member of the Executive, Compensation and Human Resources Committees, chair of the Human Resources Committee and has been a director since August 2003. Ms. Stanek was a director of our predecessor company since June 2002. Ms. Stanek is also a director of Robert W. Baird & Co., Incorporated, Baird Financial Corporation, Baird Holding Company, Aurora Health Care System, Inc., and the West Bend Mutual Insurance Company.

Owen Sullivan

Owen Sullivan, 50, has served since 2005 as Executive Vice President of Manpower Inc., a professional staffing firm, and as Chief Executive Officer of Right Management, a Manpower subsidiary and a global provider of integrated consulting solutions across the employment lifecycle. Since 2003, Mr. Sullivan has also served as Chief Executive Officer of Jefferson Wells International, Inc., a Manpower subsidiary delivering professional services in the areas of internal audit, technology risk management, tax, and finance and accounting. Prior thereto, Mr. Sullivan was President of the Financial Services Group - Metavante Corporation, a provider of banking and payments technologies, from 1999 to 2003 and also served as an independent consultant from 2002 to 2003. Mr. Sullivan was elected to the Board on July 10, 2007 upon the recommendation of the Nominating and Corporate Governance Committee following its review of a list of potential director candidates.

Jeanette Tully

Jeanette Tully, 60, currently serves as Trustee for the Aloha Station Trust LLC and as President and CEO of Radiovisa Corporation. Prior to the Aloha Station Trust LLC and Radiovisa, Ms. Tully was with Entravision Communications Corporation, where she served as Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining Entravision in 1996, Ms. Tully was Executive Vice President and Chief Financial Officer of Alliance Broadcasting Company before its sale to Infinity Broadcasting in early 1996. From 1986 to 1994, Ms. Tully was Vice President of Communications Equity Associates, Inc., a media investment banking and brokerage firm. She also served as Chief Financial Officer of Harte-Hanks Communications’ Broadcasting and Entertainment Division. Ms. Tully is a Certified Public Accountant. Ms. Tully was elected to the Board in February 2005 and is a member of the Compensation Committee.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS CLASS II DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” EACH NOMINEE. UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED “FOR” EACH NOMINEE.

Directors Continuing in Office

Terms Expiring at the 2010 Annual Meeting of Shareholders

David G. Meissner

David G. Meissner, 70, retired, served as volunteer Chairman of the Public Policy Forum, Inc., an independent, non-profit organization dedicated to providing information on community issues for government, businesses and citizens, from April 2002 to April 2004. Previously at the Public Policy Forum, Inc., Mr. Meissner served as the President from January 2000 to March 2002 and as the Executive Director from March 1995 to December 1999. Mr. Meissner is a member of the Human Resources and Nominating and Corporate Governance Committees and has been a director since April 2004. Mr. Meissner was a director of our predecessor company from June 1988 to February 2003.

Ellen F. Siminoff

Ellen F. Siminoff, 40, has served as Chairman of Efficient Frontier, a leading provider of paid search engine marketing solutions, since February 2008, and served as its President and Chief Executive Officer from 2004 to February 2008. She was a member of the founding executive team at Yahoo! Inc., a company providing internet search and other capabilities, and from 1996 to 2004, she served at Yahoo! in a number of positions including Vice President, Business Development and Planning; Senior Vice President, Corporate Development; and Senior Vice President, Small Business and Entertainment. From 1994 to 1996, Ms. Siminoff worked for the

Los Angeles Times as online classifieds manager. Ms. Siminoff and her husband founded EastNet, a global syndicate barter company distributing television programming to 14 emerging market countries in exchange for advertising time. Ms. Siminoff also serves on the board of directors for US AutoParts Network, Inc. and other private companies. Ms. Siminoff is a member of the Human Resources Committee and has been a director since February 2007.

Terms Expiring at the 2009 Annual Meeting of Shareholders

David J. Drury

David J. Drury, 59, has been the President, Chief Executive Officer and majority owner of Poblocki Sign Company LLC since July 1999. Poblocki Sign Company LLC is a privately held architectural exterior and interior sign company located in West Allis, Wisconsin. Mr. Drury is a Certified Public Accountant, a former partner of Price Waterhouse and served as a business consultant from 1997 to 1999. Mr. Drury is a member of the Audit and Nominating and Corporate Governance Committees, is the chair of the Audit Committee and has been a director since August 2003. Mr. Drury was a director of our predecessor company since March 2003. Mr. Drury is a director and member of the nominating and corporate governance committee and chair of the audit committee at Plexus Corp. and a member of the Board of Trustees and chair of the audit committee at Northwestern Mutual Life Insurance Company. Mr. Drury is also a director and member of the audit committee at Fiskars Corporation.

Jonathan Newcomb

Jonathan Newcomb, 61, is currently a Senior Advisor at the New York investment firm Coady Diemar Partners, with which he first became affiliated in November 2004. Mr. Newcomb was President and Chief Executive Officer of Cambium Learning, an education company located in Boston, from January 2006 until April 2007. Prior to that, he was a principal at Leeds Equity Partners, a New York private equity firm that invests primarily in information, education and training businesses. Mr. Newcomb served as Chairman and Chief Executive Officer at Simon & Schuster from 1992 until 2002. He also held positions as President and Chief Operating Officer and President of the Professional Publishing Group at Simon & Schuster from 1989 until 1994. Prior to that, he was President of McGraw-Hill’s Financial Information Company (S&P). Mr. Newcomb was elected to the Board in February 2005 and is a member of the Audit Committee. Mr. Newcomb is also a director and member of the audit committee at both BNA Corp. and United Business Media.

Roger D. Peirce

Roger D. Peirce, 70, has been a corporate consultant since his retirement as the Vice Chairman and Chief Executive Officer of Super Steel Products Corp. in January 1994. Between March 1995 and May 1996, Mr. Peirce was President and Chief Executive Officer of Valuation Research Corporation. Mr. Peirce is a member of the Audit, Compensation and Executive Committees, is the chair of the Compensation Committee, and has been a director since August 2003. Mr. Peirce was a director of our predecessor company since September 1996. Mr. Peirce is also a director at Allete, Inc. and is chair of the audit committee. Effective January 1, 2007, Mr. Peirce became Chairman of the Board of Directors of Demco, Inc., a privately held corporation.

Board Meetings and Committees

Our Board currently maintains five standing committees: Audit, Compensation, Executive, Human Resources, and Nominating and Corporate Governance. In 2007, the Board met seven times. In 2007, the Board appointed Mr. Davis as the Lead Director. As Lead Director, Mr. Davis, or his designee in the event of his absence, acted as the presiding director for all executive sessions of the non-management Board members. It is the Board’s practice to meet in executive session without management or Mr. Smith present in connection with every regularly scheduled Board meeting, which occurred five times in 2007. In connection with Mr. Davis’ retirement, the Board will take formal action following the Annual Meeting to appoint a new Lead Director.

Shareholders or other interested parties who wish to send communications to the Board or to a particular member of the Board may do so by delivering a written communication to Mary Hill Leahy, Senior Vice President, General Counsel and Secretary, Journal Communications, Inc., P. O. Box 661, Milwaukee, WI 53201-0661, who will promptly forward all appropriate written communications to the indicated director or directors. Alternatively, shareholders or other interested parties may contact our outsourced hotline at (800) 297-8132 and request that concerns be delivered to our Lead Director, Audit Committee chairman, and/or to each or any of our directors.

Board members are expected to attend all Board meetings and all annual and special meetings of shareholders. All members of the Board were present at our 2007 Annual Meeting of Shareholders.

The Board has adopted standards to assist it in making determinations regarding whether our directors are independent as that term is defined in the listing standards of the New York Stock Exchange and which are included as Appendix A to this Proxy Statement. Based on these standards, the Board has determined that Messrs. Peirce, Drury, Davis, Newcomb, Meissner and Sullivan and Ms. Stanek, Ms. Siminoff and Ms. Tully are independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. In addition to the foregoing, with respect to Mr. Meissner, the Board also considered the share ownership of Matex Inc., of which Mr. Meissner was a director and executive officer until August 2007, and the provisions of the Shareholders Agreement, dated as of May 12, 2003, by and among the Company, our predecessor company, Matex Inc., the Abert Family Journal Stock Trust, Grant D. Abert and Barbara Abert Tooman in reaching its independence determination. The Shareholders Agreement was subsequently amended in August 2007; see “Certain Relationships – Agreement with Grant Family Shareholders.”

The following table sets forth the names of our directors who served on each of the standing committees of the Board in 2007, as well as how many times each committee met in 2007.

Board Member	Audit	Compensation	Nominating and Corporate Governance	Executive	Human Resources

Steven J. Smith				Ö
Don H. Davis, Jr.			Ö	Ö
David J. Drury	Ö		Ö
David G. Meissner			Ö		Ö
Jonathan Newcomb	Ö
Roger D. Peirce	Ö	Ö		Ö
Ellen F. Siminoff					Ö
Mary Ellen Stanek		Ö		Ö	Ö
Owen Sullivan
Jeanette Tully		Ö
Meetings Held in 2007	12	5	3	1	2

During 2007, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which such director served during the year.

Audit Committee. Our Board maintains a standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The purposes of the Audit Committee include assisting the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Audit Committee also provides an avenue for communication between internal audit, the independent auditors, financial management and the Board. The Audit Committee has the sole authority to retain and terminate our independent auditors. It is directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Audit Committee also pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors (subject to certain de minimis exceptions for non-audit services).

In carrying out its responsibilities, the Audit Committee, among other things:

•

reviews and discusses with management and the independent auditors our interim financial statements and our annual audited financial statements, related footnotes and financial information, and recommends to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	discusses with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	reviews disclosures made to the Audit Committee by our Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q;

•	reviews the performance and independence of our independent auditors; and

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee is currently comprised of three members, each of whom is independent as that term is defined in the listing standards of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission, as well as the director independence standards adopted by the Board. In addition, the Board has determined that each of Mr. Drury, Mr. Peirce and Mr. Newcomb qualifies as an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission. The Board has adopted a written charter for the Audit Committee that is available on our web site at www.journalcommunications.com.

Compensation Committee. Our Board maintains a standing Compensation Committee. The purposes of the Compensation Committee include discharging the Board’s responsibilities relating to compensation of our executive officers. In carrying out its responsibilities the Compensation Committee, among other things:

•	determines and approves our compensation strategy;

•

annually determines and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of such goals, and, based on this evaluation, approves and annually determines the salary, bonus, equity grants (if any) and other benefits for the Chief Executive Officer in light of the corporate goals and objectives;

•

reviews and approves corporate goals and objectives relevant to the compensation of our other executive officers, and, in light of these goals and objectives, approves and annually reviews decisions regarding salary, bonus awards, and long-term incentive opportunities;

•	oversees our equity compensation plans, and reviews at least annually all such equity-based compensation plans and arrangements;

•	approves equity award grants and the forms of agreement evidencing such grants;

•

administers, periodically reviews and approves significant changes to our other long- and short-term incentive compensation plans, including determining the overall scope of participation in our incentive plans and which executive officers shall participate in the plans, as well as the overall scope and weighting of performance measures and target award levels under the plans;

•	determines the aggregate incentive compensation awards for all participants in the plans as a group;

•	reviews and approves change of control, severance and employment agreements with executive officers;

•	oversees the preparation of the compensation discussion and analysis and the related compensation committee report for inclusion in our annual proxy statement and Form 10-K; and

•	performs any other functions required by applicable law, rules or regulations, including the rules of the SEC and the rules of the New York Stock Exchange.

The Compensation Committee’s authority and responsibilities are set forth in a written charter adopted by our Board that is available on our website at www.journalcommunications.com.

Delegation of Authority. The Compensation Committee may not delegate any of its responsibilities to management, but may delegate any of its responsibilities to subcommittees consisting solely of two or more members of the Compensation Committee.

Compensation Consultants. The Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. In 2006, the Compensation Committee used the services of Towers Perrin to review the Company’s compensation program generally. In 2007, Towers Perrin provided compensation consulting services for incentive plan modeling and accounting valuation services for the stock appreciation rights grant, but did not conduct another general review of our compensation program.

Composition of Committee. The Compensation Committee is currently comprised of three members, each of whom is independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. Mr. Peirce (Chair), Ms. Stanek and Ms. Tully are members of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation. No member of our Board of Directors or our Compensation Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee. Our Board maintains a standing Nominating and Corporate Governance Committee. The purposes of the Nominating and Corporate Governance Committee include identifying and recommending to the Board qualified potential director nominees for election at each of our annual shareholders’ meetings and developing and recommending to the Board our governance principles.

The Nominating and Corporate Governance Committee is currently comprised of three members, each of whom is independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on our web site at www.journalcommunications.com.

The Nominating and Corporate Governance Committee will consider candidates recommended by our shareholders for election as directors. Shareholders who wish to propose nominees for election as directors must follow certain procedures contained in our bylaws. In the case of nominees for election at an Annual Meeting, shareholders must send notice to our Secretary at our principal offices on or before December 31 of the year immediately preceding such Annual Meeting; provided, however, that if the date of the Annual Meeting is on or after May 1 in any year, notice must be received not later than the close of business on the day which is determined by adding to December 31 of the immediately preceding year the number of days on or after May 1 that the Annual Meeting takes place. In the case of nominees for election at a special meeting, shareholders must send notice to our Secretary at our principal offices not earlier than 90 days prior to such special meeting and not later than the close of business on the later of (i) the 60th day prior to such special meeting and (ii) the 10th day following the day on which public announcement is first made of the date of such special meeting. In either case, the notice must contain certain information specified in our bylaws, including certain information about the shareholders bringing the nomination (including, among other things, the number and class of shares held by such shareholder(s)) as well as certain information about the nominee (including, among other things, a description of all arrangements or understandings between such shareholder and each nominee and any other person pursuant to which the nomination is to be made, and other information that would be required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended). All business to be conducted at a special meeting must have been described in the notice of meeting sent to shareholders pursuant to our bylaws; as a result, nominations for directors at a special meeting may be made if the notice of such meeting includes the election of directors as an item of business to be conducted.

In its process to select director nominees, the charter directs the Nominating and Corporate Governance Committee to consider such criteria as skill set, experience, personal integrity, diversity and the ability to act on behalf of shareholders. The charter also directs the Nominating and Corporate Governance Committee to determine if the nominee satisfies the professional and governance standards established by the Securities and Exchange Commission and the New York Stock Exchange. In addition to these charter requirements, the Nominating and Corporate Governance Committee believes that our directors, including nominees for director, must meet certain minimum qualifications and possess certain qualities and skills. Specifically, the Nominating and Corporate Governance Committee believes that our directors and nominees must:

•	exhibit high standards of integrity, commitment and independent thought and judgment;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	have substantial senior management experience and/or financial expertise or other relevant experience and/or prior public company board experience;

•	possess a range of skills that will allow a Board member to provide sound guidance with respect to our operations and interests;

•

have the ability to dedicate sufficient time, energy and attention to ensure the diligent pursuit of his or her duties, including attending Board and committee meetings and reviewing all material in advance;

•	have the ability to discus major issues and come to a reasonable conclusion;

•	have the capability to understand, effectively discuss and make appropriate judgments with respect to issues of importance to our company;

•	be collegial while having the ability to be direct and unafraid to disagree on important issues;

•	have the ability to represent us effectively to the financial press, investment institutions and other constituencies if requested by the Board; and

•	either have direct business exposure to the publishing or broadcasting industry and/or be able to participate in direct learning experiences about our major businesses.

The Chairman and Chief Executive Officer maintains an active list of potential Board candidates. The list is presented on a regular basis to the Nominating and Corporate Governance Committee, no less often than annually. Members of the Board, the Chairman and Chief Executive Officer, and various advisors and other parties (including shareholders) may from time to time present suggestions concerning Board candidates. Candidates are considered for the Board based on the selection criteria that has been established by the Board. The Nominating and Corporate Governance Committee will evaluate nominees for director submitted by shareholders who comply with the previously described procedures for submitting such nominations in the same manner as it evaluates other nominees.

Executive Committee. Our Board maintains a standing Executive Committee. The Executive Committee assists the Board in discharging its responsibilities with respect to the management of the business and affairs of the Company when it is impracticable for the full Board to act. The Executive Committee has such authority as may be delegated from time to time by the Board, and, in the intervals between meetings of the Board, can exercise the powers of the Board in directing the management of the business and affairs of the Company (except as limited by applicable law, regulation or listing standards). The Executive Committee is currently comprised of four members. The Board has adopted a written charter for the Executive Committee, a copy of which is available on our web site at www.journalcommunications.com.

Human Resources Committee. Our Board maintains a standing Human Resources Committee. The Human Resources Committee provides oversight of the policies and practices relating to employee relations and human resource activities, including, among others, hiring and retention policy, employee ownership culture activities and programs, talent management programs, performance management, diversity policies and practice, leadership development, manager succession planning and design of retirement and welfare plan programs. The Human Resources Committee is currently comprised of three members. The Board has adopted a written charter for the Human Resources Committee, a copy of which is available on our web site at www.journalcommunications.com.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

Stock Ownership

The following table describes the beneficial ownership of our class A shares, class B shares and class C shares as of the record date held by (i) each of our directors and nominees and those of our executive officers who are named in the Summary Compensation Table below under “Executive Compensation—Summary Compensation Information”; (ii) all of our current directors and executive officers as a group; and (iii) each person or entity that we know beneficially owns more than 5% of any class of our common stock. We believe that all of the people and entities listed below have sole voting and investment power over the listed shares, except as we have indicated otherwise in the footnotes.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock(1)			Class C Common Stock(2)
Name of Beneficial Owners	Shares	%	Shares		%	Shares		%
Directors and Executive Officers
Steven J. Smith	100	*	424,595	(3)	2.1%	—		—
Douglas G. Kiel	—	—	197,375	(4)	*	—		—
Paul M. Bonaiuto	—	—	205,409	(5)	1.0%	—		—
Elizabeth Brenner	1,767	*	66,463	(6)	*	—		—
Don H. Davis, Jr.(19)	—	—	33,070	(7)	*	—		—
David J. Drury	9,000	*	22,500	(8)	*	—		—
David G. Meissner	9,000	*	1,096,287	(7)(9)	5.5%	1,067,054	(7)	32.7%
Jonathan Newcomb	—	—	12,500		*	—		—
Roger D. Peirce	3,000	*	22,500	(8)	*	—		—
Kenneth L. Kozminski	—	—	59,740		*	—		—
Ellen F. Siminoff	—	—	9,994		*	—		—
Mary Ellen Stanek	7,000	*	22,500	(8)	*	—		—
Owen Sullivan	—	—	—		—	—		—
Jeanette Tully	—	—	12,500		*	—		—
All directors and executive officers as a group (22 persons)	53,867	*	2,504,806	(10)	12.6%	1,067,054		32.7%
Other Holders
The Journal Company(11)	—	—	8,676,705		43.7%	—		—
Third Avenue Management LLC(12)	5,046,739	11.5%	—		—	—		—
LSV Asset Management(13)	3,207,296	7.3%
Gamco Investors, Inc.(14)	3,189,800	7.3%
Royce & Associates, LLC(15)	3,011,450	6.9%	—		—	—		—
Matex Inc.(16)	—	—	293,534		1.5%	1,523,259		46.7%
Judith Abert Meissner Marital Trust(17)	—	—	966,915		4.9%	971,223		29.8%
Proteus Fund, Inc.(18)	—	—	—		—	360,000		11.0%

*	Denotes less than 1%

(1)	Each class B share is convertible at any time into one class A share.

(2)	Each class C share is convertible at any time into either (i) 0.248243 class A shares and 1.115727 class B shares, or (ii) 1.36397 class A shares.

(3)	Includes 98,235 shares of class B Common Stock that may be purchased upon the exercise of vested stock appreciation rights. These stock appreciation rights are stock-settled and, based on our stock price of $7.17 on the record date, Mr. Smith would not be entitled to purchase any shares of class B common stock upon exercise of the vested stock appreciation rights.

(4)	Includes 31,635 shares of class B Common Stock that may be purchased upon the exercise of vested stock appreciation rights. These stock appreciation rights are stock-settled and, based on our stock price of $7.17 on the record date, Mr. Kiel would not be entitled to purchase any shares of class B common stock upon exercise of the vested stock appreciation rights.

(5)	Includes 25,308 shares of class B Common Stock that may be purchased upon the exercise of vested stock appreciation rights. These stock appreciation rights are stock-settled and, based on our stock price of $7.17 on the record date, Mr. Bonaiuto would not be entitled to purchase any shares of class B common stock upon exercise of the vested stock appreciation rights.

(6)	Includes 28,305 shares of class B Common Stock that may be purchased upon the exercise of vested stock appreciation rights. These stock appreciation rights are stock-settled and, based on our stock price of $7.17 on the record date, Ms. Brenner would not be entitled to purchase any shares of class B common stock upon exercise of the vested stock appreciation rights.

(7)	Includes 5,000 shares of class B Common Stock that may be purchased upon the exercise of vested stock options.

(8)	Includes 10,000 shares of class B Common Stock that may be purchased upon the exercise of vested stock options.

(9)	Mr. Meissner’s stock ownership includes 1,067,358.215 shares of class B Common Stock and 1,067,054.315 shares of class C Common Stock beneficially owned through his position as trustee of the Judith Abert Meissner Marital Trust and trusts for the benefit of Mr. Meissner’s children.

(10)	Includes 119,489 shares of Class B Common Stock that have been pledged as security.

(11)	The Journal Company is our wholly owned subsidiary. Pursuant to applicable state law, the shares of class B Common Stock held by The Journal Company are not entitled to vote.

(12)	The number of shares owned set forth in the table is as of or about December 31, 2007, as reported by Third Avenue Management, LLC (“Third Avenue”) in its Schedule 13G/A filed with the Securities and Exchange Commission. The address for this shareholder is 622 Third Avenue, 32nd Floor, New York, NY 10017. Third Avenue has sole voting power with respect to 4,994,314 of these shares and sole dispositive power with respect to 5,046,739 of these shares.

(13)	The number of shares owned set forth in the table is as of or about December 31, 2007, as reported by LSV Asset Management (“LSV”) in its Schedule 13G/A filed with the Securities and Exchange Commission. The address for this shareholder is One N. Wacker Drive, #4000, Chicago, IL 60606. LSV has sole voting power with respect to 3,207,296 of these shares and sole dispositive power with respect to 3,207,296 of these shares.

(14)	The number of shares owned set forth in the table is as of or about February 22, 2008, as reported by Gamco Investors, Inc. et al (“Gamco”) in its Schedule 13D/A filed with the Securities and Exchange Commission. The address for this shareholder is One Corporate Center, Rye, NY 10580. Gamco has sole voting power with respect to 3,131,800 of these shares and sole dispositive power with respect to 3,189,00 of these shares.

(15)	The number of shares owned set forth in the table is as of or about December 31, 2007, as reported by Royce & Associates, LLC (“Royce”) in its Schedule 13G/A filed with the Securities and Exchange Commission. The address for this shareholder is 1414 Avenue of the Americas, 9th Floor, New York, NY 10019. Royce has sole voting power with respect to all of these shares and sole dispositive power with respect to all of these shares.

(16)	The address for this shareholder is c/o Meissner, Tierney, Fisher & Nichols, S.C., 111 E. Kilbourn Avenue, Milwaukee, WI 53202. Matex Inc. is owned and controlled by Barbara Abert Tooman, an heir to Harry J. Grant, our former chairman.

(17)	The address for this shareholder is c/o Meissner, Tierney, Fisher & Nichols, S.C., 111 E. Kilbourn Avenue, Milwaukee, WI 53202. David G. Meissner is a beneficiary and trustee of the Judith Abert Meissner Marital Trust; consequently, the shares held by this shareholder are also reflected in Mr. Meissner’s holdings.

(18)	The address for this shareholder is 101 University Drive, Suite A2, Amherst, MA 01002.

(19)	Mr. Davis will retire as a director effective as of the date of the Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, under the heading “Executive Compensation” you will find a series of tables containing specific data about the compensation earned in 2007 by the following individuals, whom we refer to as our named executive officers:

•	our chairman and chief executive officer, Steven J. Smith,

•	our executive vice president and chief financial officer, Paul M. Bonaiuto,

•	chief executive officer of our broadcast group and our president, Douglas G. Kiel,

•	chief operating officer of our publishing group and our executive vice president, Elizabeth Brenner,

•	president of our printing services subsidiary and our vice president, Kenneth L. Kozminski; and

•	president of our former telecommunications subsidiary and our former vice president, James J. Ditter.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

The following discussion includes statements regarding performance targets in the limited context of our executive compensation program. These targets should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

Overview

Our Business. Journal Communications is a diversified media company with operations in publishing, radio and television broadcasting, and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and, through our subsidiary, Journal Community Publishing Group, 49 community newspapers and shoppers in Wisconsin and Florida. Through Journal Broadcast Group, we own and operate 35 radio stations and 11 television stations in 12 states and operate one additional television station under a local marketing agreement. We also provide a wide range of commercial printing services and operate a direct marketing services business. In 2007, our total revenue from continuing operations was $582.7 million, 46% of which was generated from our publishing operations, 37% from broadcasting operations, 12% from printing services and 5% from other operations.

Objectives of Our Compensation Program. To best meet the challenges of running a business of our diversity and scope, we have designed our executive compensation program, under the direction of the Compensation Committee of the Board, to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. In order to do this effectively, our program must:

•	provide total compensation opportunities at levels that are competitive in our industries,

•	tie a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our business objectives, and

•	closely align the interests of our executives with the interests of our shareholders.

Role of the Compensation Committee and its Consultants

Our Compensation Committee assists our Board in discharging its responsibilities relating to compensation of our executive officers. Each of the three members of our Compensation Committee is independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by our Board. Their independence from management allows the Compensation Committee members to apply independent judgment when designing our compensation program and in making pay decisions.

To assist in evaluating the compensation practices at our company, the Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. In 2006, the Compensation Committee used the consulting services of Towers Perrin to review our compensation program generally. In 2007, Towers Perrin provided compensation consulting services for incentive plan modeling and assisted in the valuation of our stock appreciation rights, but did not conduct another general review of our program.

To ensure that our executive officer compensation is competitive in the marketplace, the Compensation Committee reviews market data from surveys and reports provided by our consultants, generally on a bi-annual basis. We use the market information to test the reasonableness of the compensation decisions we make, but we do not target any element of our executive compensation package at a particular level or quartile within a particular peer group. For example, in our most recent market check, conducted in 2006, Towers Perrin conducted a competitive market assessment of the compensation levels of our named executive officers compared to Towers Perrin’s 2006 media industry executive compensation database and long-term incentive plan survey and a media industry proxy peer group assembled by Towers Perrin consisting of the following companies:*

Beasley Broadcast Group Inc.

Belo Corp.

Citadel Broadcasting Corp.

Cox Radio Inc.

Cumulus Media Inc.

Dow Jones and Co. Inc.

Emmis Communications Corp.

Entercom Communications Corp.

Entravision Communications Corp.

Fisher Communications Inc.

Gannett Co. Inc.

Gray Television Inc.

Hearst-Argyle Television Inc.

Sun-Times Media Group Inc.

Journal Register Co.

Lee Enterprises Inc.

LIN Television Corp.

McClatchy Co. (The)

Media General Inc.

Meredith Corp.

Saga Communications Inc.

Scripps (E.W.) Co. (The)

Sinclair Broadcast Group, Inc.

New York Times Co. (The)

Tribune Co.

Univision Communications Inc.

Washington Post Co. (The)

*The media industry proxy peer group was not regressed for size. The proxy data from that group was used to provide general information but was not used directly for pay comparisons.

Although comparisons varied by individual, in the aggregate Towers Perrin found that our actual total direct compensation (base salary, annual bonus and long-term incentives) for the positions reviewed was generally positioned significantly below the median when compared to the media survey data. We took this information into account when making adjustments to our annual and long-term incentive programs for 2007, as discussed in the Compensation Discussion and Analysis in last year’s Proxy Statement.

Elements of Our Compensation Program

The key elements of compensation for our executive officers are base salary, annual cash incentive awards and long-term stock appreciation rights. These three pay components make up most of the total annual compensation opportunity and are based on an annual performance review and, in the case of 80% of the annual cash incentive awards, our financial performance against annual targets. Retirement benefit accruals and perquisites or other fringe benefits make up only a minor portion of the total annual compensation opportunity. For certain of our executive officers, we provide a substantial portion of the total annual compensation opportunity in equity-based awards (stock appreciation rights payable in stock). Stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our shareholders. The vesting and other design features of these awards, together with our stock ownership guidelines, encourage long-term stock ownership by our executive officers to further motivate them to create long-term shareholder value. We also provide change in control protection for certain of our named executive officers, and severance protection for our Chairman and Chief Executive Officer as discussed later in this report.

When making compensation decisions, the Compensation Committee analyzes tally sheets prepared for each of the named executive officers. These tally sheets were prepared by our finance department. Each of these tally sheets presents the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. These tally sheets reflect the annual compensation for the named executive officers (both target and actual), as well as the potential payments under selected performance scenarios. Separate tally sheets prepared annually by our finance department show, for each named executive officer, the potential payments upon termination of employment and change in control scenarios.

With regard to the performance scenarios, the tally sheets demonstrate the amounts of compensation that would be payable under minimum, target and maximum payouts under our annual cash incentive compensation plan. For the value of termination of employment and change in control payments, the amounts are determined under each of the potential termination or change in control scenarios that are contemplated in the named executive officers’ agreements and under our equity compensation plan. The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our named executive officers, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation.

In its most recent review of tally sheets, the Compensation Committee determined that all of these elements in the aggregate provide a reasonable and competitive compensation opportunity for each executive and that each element contributes to our overall compensation objectives discussed above. No adjustments to the compensation mix or program design were recommended for 2008 based on this review.

Mix of Total Compensation

Because executive officers are in a position to directly influence the overall performance of the Company, we deliver a significant portion of their compensation in the form of performance-dependent, short- and long-term incentive programs. The level of performance-dependent pay varies for each executive based on level of responsibility and internal equity considerations. Only a small portion of our officers’ total compensation is paid in a form other than current cash or equity-based incentives. The bulk of such other compensation is provided through retirement plans, including our 401(k) plan and pension plan. Perquisites and other types of non-cash benefits are used on a limited basis and represent only a small portion of total compensation for our executives.

The Compensation Committee, with the assistance of management and outside consultants, designs, administers and assesses the effectiveness of each element of our compensation program against the market and our overall compensation philosophy as discussed earlier in this report. The table below describes each element and its link to our compensation objectives.

	Retain executive talent	Reward individual performance and contribution to achieving business goals	Reward long- term performance in alignment with shareholders’ interest
Base Salary	X
Annual Incentive Plan	X	X
Stock Appreciation Rights (SARs)	X		X
Other Compensation and Benefit Programs	X

The following charts illustrate the percentage of total target compensation for our Chief Executive Officer and our other named executive officers on average, respectively, represented by each major element described in the above table. These percentages represent actual base salary, target levels for annual bonus, and grant values of SARs for fiscal 2007. In each case, other compensation and benefits accounted for less than 1% and is therefore excluded from the charts.

Allocation of Total Direct Compensation

Each year, the Compensation Committee conducts a review of the relative mix of our compensation components. Specifically, we review the total direct compensation opportunity (i.e., the sum of salary, target annual and target long-term incentives) in the following categories:

•	Fixed versus variable

•	Short-term versus long-term

•	Cash versus equity-based

We believe that a significant portion of our executives’ compensation should be at risk, and that risk should increase with the executive’s level of responsibility. Therefore, Mr. Smith’s compensation mix has the highest concentration in annual bonus opportunity and stock appreciation rights. We also attempt to balance the short- and long-term focus of certain of our corporate executives and to align their interests with our shareholders by providing a meaningful portion of their compensation in the form of equity.

The allocations that applied with respect to fiscal year 2007 appear in the chart below.

Information Related to CEO’s Position Salary — $775,000 Target Annual Incentive Value — $503,750 Target Long-Term Incentive Value — $775,000 Total Direct Compensation Opportunity — $2,053,750
Fixed 38% (Salary)	Variable 62% (Annual + Long-Term Incentive Value)

Short-term (Cash) 62% (Salary + Annual Incentive Value)	Long-term (Equity-Based) 38% (Long-Term Incentive Value)

Information Related to Other Named Executive Officers (Since the compensation of the other named executive officers* varies, we have summarized the ranges of each of the above categories)
Fixed 49% – 71% (Salary)	Variable 51% – 29% (Annual + Long-Term Incentive Value)
Short-term (Cash) 74% – 100% (Salary + Annual Incentive Value)	Long-term (Equity-Based) 26% – 0% (Long-Term Incentive Value)

*	Mr. Ditter is not included in this chart because his employment terminated in February 2007. Mr. Kozminski did not receive a long-term incentive award.

As illustrated by the above, our long-term incentive opportunities in 2007 were granted solely in the form of stock-settled SARs. These grants were limited to senior management having responsibilities with a company-wide focus and did not extend to other senior operating officers.

Other Compensation and Benefits

The Company’s executive officers participate in benefit plans generally available to all other employees. We have also entered into employment and change in control agreements with certain executive officers and provide a modest program of executive perquisites and personal benefits as further described in this Compensation Discussion and Analysis and the tables that follow.

Analysis of 2007 Compensation Decisions

Base Salary

We set the base salary levels for our named executive officers based on a variety of factors, including market salary information, the executive’s experience, geographic factors, and internal equity considerations. These decisions are based on the value of the position to our business strategies as well as on the individual executive holding the position.

The Compensation Committee reviews the base salaries of our executive officers every year and whenever an officer is promoted. In determining base salaries for 2007, the Compensation Committee reviewed the experience, qualifications and performance of each of our named executive officers and the duties and level of responsibilities associated with his or her position, as well as his or her potential for future contribution to our business enterprise. The Compensation Committee also took into consideration (a) the recent overall historical financial performance of our company and the executive’s business unit, (b) current salary levels, (c) the recommendation of Mr. Smith (with respect to base salaries for all executive officers other than himself), and (d) the executive’s individual performance in the prior year. Based on the Compensation Committee’s review of the overall financial performance of the company for 2006, base salaries for 2007 for our named executive officers were increased as follows:

Name	2006 Base Salary	2007 Base Salary	% Increase
Steven J. Smith	$700,000	$775,000	10.71%
Paul M. Bonaiuto	$393,000	$410,000	4.33%
Douglas G. Kiel	$493,000	$515,000	4.46%
Elizabeth Brenner	$430,000	$450,000	4.65%
Kenneth L. Kozminski	$280,000	$292,500	4.46%
James J. Ditter	$334,000	$334,000	—

All of the raises represented increases to remain competitive, particularly in recognition of the fact that 2006 salaries (other than Ms. Brenner’s) had been held flat. Even after Mr. Smith’s larger than average increase, his salary remained below the market median for his position based on the 2006 market data. Mr. Ditter’s employment terminated at the time of the sale of our telecommunications subsidiary in February 2007, and therefore his base salary was not increased for 2007.

Annual Incentives

We provide short-term incentives for our executive officers in the form of annual bonuses pursuant to the Annual Management Incentive Plan, which is our annual bonus plan. With the exception of Mr. Ditter, our named executive officers participated in the annual bonus plan in 2007 along with approximately 65 other officers and managers. The purpose of the annual bonus plan is to reward participants for achieving pre-established one-year financial goals and a high level of individual performance that supports our annual business objectives. Providing a performance-based annual bonus opportunity helps officers and managers achieve their respective business plans for the year by keeping them focused on how their day-to-day decisions affect the achievement of short-term financial targets and provides incentive to maximize their personal contributions to our success. The annual bonus plan encourages and reinforces teamwork as well as individual contributions towards our stated business goals.

The Compensation Committee assigns each participant in the plan a target award opportunity, expressed as a percentage of base salary. The named executive officers’ target awards for 2007 were as follows:

Name	Target Award (% of Base Salary)	Target Award ($)
Steven J. Smith	65%	503,750
Paul M. Bonaiuto	45%	184,500
Douglas G. Kiel	55%	283,250
Elizabeth Brenner	55%	247,500
Kenneth L. Kozminski	40%	117,000
James J. Ditter*	*	*

* Mr. Ditter’s employment terminated at the time of the sale of our telecommunications subsidiary in February 2007, and therefore he was not eligible to earn a 2007 performance bonus.

The bonus opportunities for each of our named executive officers in 2007 was based 20% on an assessment of individual performance and 80% on financial measures. For 2007, the financial component of the 2007 bonus opportunities for Messrs. Smith and Bonaiuto, whose duties are focused at the corporate level, was based on the Company’s diluted earnings per share from continuing operations. The Committee selected this financial measure to align corporate executives’ actions with market expectations while increasing shareholder value and return.

The financial component of the 2007 annual bonus opportunities for Mr. Kiel, Ms. Brenner and Mr. Kozminski also took into account their divisional responsibilities, and was based on a combination of our consolidated diluted earnings per share from continuing operations and the applicable business unit’s performance relative to 2007 financial targets for revenue and operating earnings. For our printing services business, the “revenue” measure is based on what we refer to as “value added by manufacturing” which is calculated as total revenue less the cost of raw materials. We selected operating earnings as a performance metric because it translates easily to operating earnings margin, which is a key measure we use when we communicate to our investors, analysts and management teams.

In setting the specific business unit financial performance targets for the annual bonus plan, we consider the profit plans approved for our various business segments. Each of our businesses develops a detailed profit plan in advance of each fiscal year using a “bottom-up” approach. The proposed plan for each business is presented to and reviewed by our corporate senior management team, challenged and revised, and then presented to our Board of Directors for approval. To reflect the current business environment in which we operate, in which particular business segments may be experiencing a declining revenue environment and, in the case of our television business, the every other year cycle for political, issue and Olympics revenue, we design our bonus plan to encourage performance that would help us minimize the declines, even in cases where target profit plan performance was not achieved.

•

For the business unit financial portion of the annual bonus plan, in 2007 we set the “target” bonus opportunity for our named executive officers within a range of 100% to 95% of the profit plan target performance for each of the relevant financial metrics (such as business unit revenue or operating earnings).

•	Threshold performance levels for 2007 varied within a range of 97% to 88% of business unit profit plan target performance.

•

Our “maximum” bonus performance targets for 2007 were set above profit plan targets. Historically, none of our named executive officers has ever received a maximum bonus payment for all of his or her relevant financial performance metrics.

The following table shows the threshold, target, maximum and actual performance levels for each financial component of the 2007 bonus opportunities for our named executive officers.

Financial Measure	Threshold*	Target	Maximum*	Actual
Diluted EPS from Continuing Operations	$0.75	$0.83	$0.90	below threshold
Broadcast Group Revenues	$226,500,000	$232,500,000	$239,500,000	below threshold
Broadcast Group Operating Earnings	$49,672,000	$53,930,000	$59,100,000	below threshold
Publishing Group Revenues	$282,659,000	$290,547,000	$297,385,000	below threshold
Publishing Group Operating Earnings	$40,233,000	$44,701,000	$48,418,000	below threshold
Printing Services Revenues (value added by manufacturing)	$34,322,000	$35,384,000	$36,850,000	$36,543,427
Printing Services Operating Earnings	$3,339,000	$3,710,000	$4,905,000	$5,931,317

*Performance below the threshold level results in no bonus earned with respect to the financial performance component. Performance at or above the maximum level results in a maximum-level payout with respect to the financial performance component.

The following table shows the weightings of the various financial components for each named executive officer, expressed as a percentage of his or her 2007 total bonus opportunity.

	Diluted EPS from Continuing Operations	Business Unit Financial Measures (Revenue and Operating Earnings)(1)
Steven J. Smith	80%	—
Paul M. Bonaiuto	80%	—
Douglas G. Kiel	10%	70%
Elizabeth Brenner	10%	70%
Kenneth L. Kozminski	10%	70%
James J. Ditter(2)	*	*

(1)	For 2007, the two financial metrics for each business unit (revenue and operating earnings) were considered on an inter-dependent basis, so that performance under both financial metrics must be above threshold in order for any bonus to be earned under the financial performance component of the bonus.

(2)	Mr. Ditter’s employment terminated at the time of the sale of our telecommunications subsidiary in February 2007, and therefore he was not eligible to earn a 2007 performance bonus.

The individual (non-financial) portion of the incentive framework allows the Committee to identify and reward contributions made by individuals toward the Company’s overall short-term and long-term objectives. In 2007, each of the named executive officers other than Mr. Ditter was eligible to earn a bonus of up to 20% of his or her “maximum” bonus opportunity depending on his or her personal contribution to our business objectives, as determined by the Compensation Committee after review of the recommendation of Mr. Smith with respect to each of them other than himself.

The table entitled “Grants of Plan-Based Awards,” together with the footnotes to that table, shows the threshold, target and maximum annual cash bonuses that our named executive officers were eligible to earn in 2007 for financial performance and the total bonus opportunity stated as a percentage of the officer’s 2007 base salary. We established these percentages for each named executive officer based on his or her level of job responsibility.

In 2007, our printing services subsidiary, IPC, led by Mr. Kozminski, was the only business unit to accomplish financial results sufficient to cause a payment to executives based purely on financial objectives. IPC’s financial performance exceeded its target performance level which resulted in the payment of approximately 96.5% of Mr. Kozminski’s opportunity for that component under our annual incentive plan. Mr. Kozminski, like our other named executive officers, did not receive any payment based on the corporate-wide financial component of the plan. Mr. Kozminski achieved 100% of the personal component of his 2007 bonus opportunity. In awarding this amount, the Compensation Committee considered the recommendations of Mr. Bonaiuto (the senior executive to whom IPC reports directly), which acknowledged in particular Mr. Kozminski’s (a) productivity improvements in operations, (b) waste control improvements in operations, (c) increase in customer base, and (d) the strong operations and financial performance of IPC.

However, our other named executive officers did accomplish a number of personal objectives that are expected to help drive long-term value. The Compensation Committee considered these individual accomplishments in awarding bonuses for 2007.

Mr. Smith earned approximately 78% of the 20% non-financial portion of his 2007 bonus opportunity, based on the Compensation Committee’s positive assessment of his individual performance in a number of areas, such as (a) the effective execution of strategic planning initiatives, including the sale of our Norlight telecommunications division and several community publishing clusters, (b) driving our new media interactive initiative, (c) refocusing, development and support of key personnel within our broadcast and publishing groups, (d) effective leadership within the Company, and (e) effective communication with the Board and external constituents.

Each of Messrs. Bonaiuto and Kiel and Ms. Brenner earned 75% of the individual (20%) portion of his or her 2007 bonus opportunity. In determining Mr. Kiel’s bonus, the Compensation Committee considered his (a) achievements in succession leadership, (b) development of non-transactional revenue streams, (c) news and other product development, (d) successes in the evolution to the high-definition format, (e) expansion of programming into new markets, and (f) work within the broadcasting industry.

With respect to Ms. Brenner, the Compensation Committee noted favorably (a) her leadership in personnel management, (b) effective control of expenses, (c) litigation management, (d) leadership in the Company’s new media interactive initiative, (e) effective internal communication initiatives, and (f) active involvement within the industry and local community.

As the senior executive to whom IPC reports directly, a portion of Mr. Bonaiuto’s individual bonus award was attributed to his role in IPC’s successful performance in 2007. The Compensation Committee also noted (a) his role in the execution of strategic planning initiatives, including the sale of our Norlight telecommunications division and (b) oversight of corporate administration and reorganization, including a change in independent registered public accounting firms.

Changes Made for 2008

Beginning in 2007, the Company became subject to the deduction limits of Section 162(m) of the Internal Revenue Code. Therefore, in December 2007, our Board of Directors approved a new Annual Management Incentive Plan, as a subplan of the 2007 Omnibus Incentive Plan, which will allow annual cash incentive awards beginning in 2008 that are fully deductible by the Company under Code Section 162(m). Under this new annual bonus plan, the threshold performance goal for each plan year is that the Company achieve positive consolidated net earnings from continuing operations for such year, as reflected in our consolidated statements of earnings and filed with our Annual Report on Form 10-K for such fiscal year, which we refer to as Threshold Earnings Performance. In any year in which the Threshold Earnings Performance is achieved, the plan establishes an individual award limit for each participant which will be that person’s award unless the Compensation Committee uses its discretion to pay a lesser amount. To guide it in exercising such discretion, the Committee may establish or approve intermediate performance goals and their respective weightings, and intermediate incentive opportunity ranges, as it deems appropriate to encourage and reward particular areas of performance, whether at the corporate, business unit or individual level.

In December, 2007, the Compensation Committee designated participants in the annual bonus plan for 2008 and approved intermediate performance goals and their respective weightings, and intermediate incentive opportunity ranges, which the Committee will consider in the exercise of negative discretion to determine the level of 2008 bonuses under the plan.

The 2008 intermediate performance goals for corporate executives participating in the plan (which group would include Mr. Smith as chief executive officer and Mr. Bonaiuto as chief financial officer) may earn cash bonuses on the basis of a combination of the Company’s 2008 diluted earnings per share from continuing operations (weighted at 80% of the bonus opportunity), and an assessment of each individual’s performance (weighted at 20% of the bonus opportunity). This is the same construct as was used in our 2007 annual bonus plan.

Ms. Brenner, as an officer in our publishing group, may earn a cash bonus on the basis of a combination of (a) the Company’s 2008 diluted earnings per share from continuing operations (weighted at 10% of the bonus opportunity), (b) the publishing group’s revenue (weighted at 30%), (c) the publishing group’s operating earnings (weighted at 40%), and (d) an assessment of her individual performance (weighted at 20%). In a departure from the 2007 plan design, the two financial metrics for the publishing group (revenue and operating earnings) will be considered independently, so that it is possible to earn a portion of the bonus based on one metric, even if performance with respect to the other metric is below the established threshold.

Mr. Kiel, who is an officer in our broadcast group, may earn a cash bonus on the basis of a combination of (a) the Company’s 2008 diluted earnings per share from continuing operations (weighted at 10% of the bonus opportunity), (b) the broadcast group’s revenue and operating earnings (weighted at 70%), and (c) an assessment of his individual performance (weighted at 20%). The two financial metrics for the broadcast group (revenue and operating earnings) will be considered on an inter-dependent basis, so that performance under both financial metrics must be above threshold in order for any bonus to be earned under that financial component of the bonus. This is the same formula that applied for Mr. Kiel under our 2007 bonus plan.

Mr. Kozminski, who is an officer in our printing services business, may earn a cash bonus on the basis of a combination of (a) the Company’s 2008 diluted earnings per share from continuing operations (weighted at 10% of the bonus opportunity), (b) the printing services group’s value added by manufacturing and operating earnings (weighted at 70%), and (c) an assessment of his individual performance (weighted at 20%). The two financial metrics for the printing services group (revenue and operating earnings) will be considered on an inter-dependent basis, so that performance under both financial metrics must be above threshold in order for any bonus to be earned under that financial component of the bonus. This is the same formula that applied for Mr. Kozminski under our 2007 bonus plan.

The threshold, target and maximum annual cash bonuses, expressed as a percentage of base salary, that may be earned in 2008 by our current named executive officers are as follows:

	Threshold (% of base salary)	Target (% of base salary)	Maximum (% of base salary)
Steven J. Smith	35%	65%	95%
Paul M. Bonaiuto	25%	45%	65%
Douglas G. Kiel	30%	55%	80%
Elizabeth Brenner	30%	55%	80%
Kenneth L. Kozminski	20%	40%	60%

Long-Term Incentives

Incentive compensation that rewards performance over more than a one-year period is an important element in our overall compensation program because it focuses our executives’ attention on the long-term prospects of our businesses, aligns their vision with those of our shareholders, and provides an appropriate balance to the more immediate focus on annual financial and non-financial goals that our annual bonus plan provides.

In 2007, we provided long-term incentive compensation opportunities to certain of our named executive officers in the form of stock-settled stock appreciation rights (SARs) subject to annual pro rata vesting over a 3-year period. The majority (approximately 80% in terms of aggregate grant-date value) of these stock-settled SARs have a fixed base price equal to the fair market value of our class A common stock on the grant date and the remainder of such stock-settled SARs have an escalating base price that increases each year over the life of the award. Stock-settled SARs have value to our executives only if our stock price increases over time. In this manner, the rewards to our executives correlate directly with increases in value to our shareholders.

In 2007, the Compensation Committee approved the following stock-settled SARs to our named executive officers whose responsibilities have a company-wide focus. We did not grant SARs in 2007 to other operating division managers, including Mr. Kozminski. The fixed-price stock-settled SARs have a base price of $13.31, which was the closing price of our Class A common stock on the date of grant. The base price of the escalating stock-settled SARs begins at $13.31 and increases 6% per year on the anniversary of the grant date.

Name	Number of Fixed Price SARs (#)	Number of Escalating Price SARs (#)	Vesting Schedule
Mr. Smith	220,000	75,000	1/3 on Feb. 15, 2008, 2009 and 2010

Mr. Bonaiuto	56,000	20,000	1/3 on Feb. 15, 2008, 2009 and 2010

Mr. Kiel	70,000	25,000	1/3 on Feb. 15, 2008, 2009 and 2010

Ms. Brenner	65,000	20,000	1/3 on Feb. 15, 2008, 2009 and 2010

The target value of these long-term incentive awards represented a significant portion of these named executive officers’ total direct compensation for 2007, for the reasons discussed earlier in this Compensation Discussion and Analysis.

Additional Equity Compensation. We maintain the 2007 Omnibus Incentive Plan under which we are permitted to grant stock, stock options, stock appreciation rights, stock units and performance units from time to time to our outside directors, officers and employees. In addition to the planned annual grants of stock-settled SARS as discussed above, occasionally management may recommend, and the Compensation Committee may approve, equity grants at the time of hire or on special occasions. The value of these shares, the form of equity, and any restrictions are discussed and approved by the Compensation Committee prior to the grant being given.

We have a broad-based equity grant program under the 2007 Omnibus Incentive Plan, which we refer to as the Outstanding Performance Program, under which restricted stock or other equity awards are granted in recognition of outstanding leadership or performance in a given year, including in such areas as outstanding individual contribution toward meeting annual financial performance targets and objectives, contribution at high levels to special projects, positively supporting company core values, or in other ways creating greater value for our shareholders. None of our named executive officers received an award under this program in 2007.

Employee Stock Purchase Plan. We also maintain an Employee Stock Purchase Plan under which all of our employees, including our named executive officers, are permitted on or about each June 30 and December 31 to purchase through accumulated payroll deductions shares of our Class B common stock at a 10% discount to the closing price of the Class A common stock on the New York Stock Exchange on the purchase date. This broad-based plan encourages stock ownership by all ranks of our employees, thereby encouraging them to think like owners.

Retirement Benefits

Our named executive officers are eligible to participate in the following retirement plans:

•	a tax-qualified 401(k) plan

•	a tax-qualified pension plan (Mr. Kozminski is not eligible for this plan)

•	a nonqualified supplemental benefit plan, and

•	a nonqualified deferred compensation plan.

Collectively, these plans facilitate retention and encourage our employees to accumulate assets for retirement. The 401(k) plan is a tax-qualified defined contribution benefit plan covering substantially all our employees. The plan allows employees to defer up to 50% of their eligible wages, up to the IRS limit, on a pre-tax basis. In addition, employees can contribute up to 50% of their eligible wages after taxes, subject to a maximum combined total contribution of 50% of eligible wages. Each employee who elects to participate is eligible to receive company matching contributions. We may contribute $0.50 for each dollar contributed by the participant, up to 5% of eligible wages as defined by the plan.

A description of the tax-qualified pension plan and both of the nonqualified plans, the benefits of our named executive officers under those plans, and the terms of their participation can be found in the Pension Benefits and Nonqualified Deferred Compensation tables and the discussion following those tables.

Other Benefits and Perquisites

Our named executive officers participate in various health, life, and disability programs that are generally made available to all employees. The only perquisite that we make available to our named executive officers that we do not extend to all employees is membership in one or two social clubs of the executive’s choosing. While our executives are allowed personal use of such club memberships, they are encouraged to and do consistently use such membership for business entertainment purposes. The cost to us of these club memberships for each of our named executive officers is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Termination and Change in Control Arrangements

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for Mr. Smith in his employment agreement and in change in control agreements with four other executive officers, including Messrs. Bonaiuto and Kiel and Ms. Brenner. Detailed information regarding Mr. Smith’s employment agreement and the change in control agreements and the benefits they provide is included in the paragraphs following the Summary Compensation Table and in the Post-Termination Benefits section of this Proxy Statement.

The Compensation Committee evaluates the level of severance benefits to each such officer on a case-by-case basis, and in general, we consider these severance protections an important part of our executives’ compensation and consistent with competitive practices.

We believe that the potential occurrence of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our senior executive officers to remain employed with the Company during an important time when their prospects for continued employment are often uncertain, we provide certain of our named executive officers with severance benefits if the executive’s employment is terminated by the Company without cause or by the executive for “good reason” in connection with a change in control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

Awards granted under our 2003 Equity Incentive Plan vest automatically upon the occurrence of a change in control. While such a “single-trigger” approach to equity awards is not uncommon market practice, after consideration of this approach, our Compensation Committee modified this treatment in our 2007 Omnibus Incentive Plan, so that the effect of a change in control on incentive awards granted under the newer plan depends upon whether the award is assumed by the acquiring company. If awards are not assumed by the acquiring company, the awards will vest and payout upon the change in control. For example, in the case of performance-based incentive awards, it may be difficult to translate the existing goals and performance metrics to the acquiring company’s environment, and the parties to the transaction may decide to vest and payout those incentive awards at the time of the transaction. On the other hand, if awards are assumed by the acquiring company and equitably converted in connection with the transaction (as is often the case with service-based equity awards), then the awards will vest and payout only if the participant’s employment is involuntarily or constructively terminated within two years after the change in control. We believe this structure is fair to employees whose jobs are in fact terminated in the transaction, without providing a windfall to those who continue to enjoy employment with the acquiring company following the change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their incentive awards.

Equity Grant Practices

In December 2006, our Board adopted an internal policy on administration and accounting for equity awards. This policy provides, among other things, that annual merit-based equity awards will be approved at the regularly scheduled meeting of the Compensation Committee held in January or February of each year, and the grant date for such awards will be the third trading day after the release of our year-end earnings for the prior year. We would expect our stock price at that time to reflect the market’s reaction to the recent release of our financial information. The equity grant policy requires that annual grants, if any are to be made at all, will be approved at that January or February meeting even if the Compensation Committee in fact is aware of material non-public information at that time. By adhering to this strict schedule for annual grants, the Compensation Committee would not be influenced by whether the non-public information it may have would likely result in an increase or decrease in our stock price. The equity grant policy also provides that any equity grants that are not annual merit-based awards (such as grants to newly hired or promoted employees or other off-cycle awards) will be made on the later of (a) approval of such grant by the Compensation Committee or (b) the first business day of the month following the triggering event, unless the Compensation Committee specifies a different grant date, which is on or after the approval date. By regulating the timing of equity grants, we intend to eliminate any possibility or perception that grant dates might be timed to take advantage of a favorable stock price.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our named executive officers. However, compensation that qualifies for the performance-based compensation exemption from Section 162(m) is fully deductible by us, without regard to the limits of Section 162(m).

The 2007 Omnibus Incentive Plan, which was approved by our shareholders at the 2007 annual meeting, is designed to allow the Compensation Committee to grant incentive awards that will qualify for the performance-based compensation exemption from Section 162(m), such as the stock appreciation rights that we now grant as part of our compensation program. As mentioned earlier, our Board of Directors approved a new Annual Management Incentive Plan, as a subplan of the 2007 Omnibus Incentive Plan, which will allow annual cash incentive awards that are fully deductible by the Company under Section 162(m) and that will replace the current Annual Management Incentive Plan for annual incentives for fiscal years 2008 and later. However, to maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Committee believes that such payments are appropriate.

Section 409A of the Internal Revenue Code imposed expansive new requirements on nonqualified deferred compensation arrangements. In 2007, with the assistance of outside counsel, the Compensation Committee and the Board of Directors reviewed the arrangements of the Company that could entail deferred compensation, and approved amendments that were required to bring such arrangements into documentary compliance with Section 409A.

With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment, although a consideration, is not expected to have a material effect on our selection of forms of compensation.

Stock Ownership Guidelines

In 2005, we established stock ownership guidelines for our directors and certain executive officers as a way to better align the financial interests of our directors and executive officers with those of our shareholders. The stock ownership guidelines for our named executive officers (other than Mr. Kozminski, who is not subject to stock ownership requirements) are as follows:

Share Ownership Requirement
Mr. Smith	175,000 shares
Mr. Bonaiuto	75,000 shares
Mr. Kiel	75,000 shares
Ms. Brenner	75,000 shares

Equity awards granted to these officers may be used to satisfy their stock ownership requirements. Attainment of these ownership levels is reviewed regularly by the Compensation Committee. Those subject to stock ownership guidelines are expected to meet the guidelines by 2010 or, for new hires, within five years of their hire date. As of December 30, 2007, each of our named executive officers other than Ms. Brenner had met his ownership requirements.

Each of our named executive officers, other than Ms. Brenner, acquired more than 96% of the shares they now hold prior to the time we offered publicly traded Class A shares in our company. Units of beneficial interest under the Journal Employees Stock Trust Agreement were purchased by each of the named executive officers, other than Ms. Brenner, during their career with us and converted into Class B shares as part of our share exchange in September 2003.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board oversees the compensation program of Journal Communications, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the above Compensation Discussion and Analysis. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s annual report on Form 10-K for the fiscal year ended December 30, 2007, each of which will be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Compensation Committee:

Roger D. Peirce, Chairman

Mary Ellen Stanek

Jeanette Tully

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid to or earned by our named executive officers for the fiscal years ended December 30, 2007 and December 31, 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
Steven J. Smith Chairman and Chief Executive Officer (PEO)	2007 2006	769,231 700,000	115,000 126,000	— 291,145	212,375 —	— —	74,782 241,584	16,759 13,923		1,188,147 1,372,652
Paul M. Bonaiuto Executive Vice President and Chief Financial Officer (PFO)	2007 2006	408,692 393,000	59,975 42,444	— 110,508	54,419 —	— —	28,344 63,722	17,097 15,726		568,527 625,400
Douglas G. Kiel President; Chief Executive Officer of Journal Broadcast Group	2007 2006	513,308 493,000	61,800 273,950	— 162,509	68,024 —	— —	109,343 128,087	15,527 14,115		768,002 1,071,661
Elizabeth Brenner Executive Vice President; Chief Operating Officer of Publishing Group	2007 2006	448,461 417,115	54,000 43,200	25,360 145,952	61,892 —	— —	24,080 26,866	9,536 7,255		623,329 640,388
Kenneth L. Kozminski Vice President; President of IPC Print Services	2007	291,538	35,100	5,816	—	118,585	—	3,700		454,739
James J. Ditter Former President of Norlight Telecommunications (6)	2007	89,923	—	—	—	—	<19,376>	936,766	(6)	1,007,313

(1)	Reflects the portion of the annual bonus earned under our Annual Management Incentive Plan that was based on personal performance. For 2007 for Mr. Bonaiuto, this column also reflects an additional discretionary bonus of $20,000 granted to him as a result of the sale of our former telecommunications subsidiary during 2007. For 2006 for Mr. Kiel, this column also reflects an additional discretionary bonus of $200,000 granted to him as a result of the financial performance of our broadcast operations during 2006.

(2)

Represents the accounting expense we recognized in 2007 for awards of SARs and, with respect to 2007 and 2006, for awards of unrestricted stock, restricted stock and performance units held by the named executive officer, but calculated without regard to any estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2007 and 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial

Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as FAS 123R) or, with respect to awards granted prior to 2006, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 Accounting for Stock-Based Compensation (which we refer to as FAS 123). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table, as well as awards granted in prior years for which we continued to recognize expense in the reported year. For example, the table reflects expense recognized in 2006 for the performance unit awards we granted in 2005 under the Executive Management Incentive Plan even though the awards ultimately failed to vest and the executives received no value from those awards (for which the expense included in the table for 2006 was $169,645 for Mr. Smith, $61,908 for Mr. Bonaiuto, $89,609 for Mr. Kiel and $49,985 for Ms. Brenner). The fair value of awards of unrestricted stock, restricted stock and performance units was determined by reference to the market price of the underlying shares on the grant date. For additional information on the valuation assumptions relating to the SARs granted in 2007, please see Note 7 to the Company’s consolidated financial statements contained in its annual report on Form 10-K for the fiscal year ended December 30, 2007.

(3)	Reflects the portion of the annual bonus earned under our Annual Management Incentive Plan that was based on financial performance. The bonus earned for the personal performance component of the annual bonus plan is reflected in the “Bonus” column of this table.

(4)	Amounts reflect the increase for the reported year in actuarial present value of each named executive officer’s benefit under our defined benefit pension plan and SERP. No officer received above-market returns under a nonqualified deferred compensation plan.

(5)	Amounts included in this column for 2007 are reflected in the following table.

	Smith	Bonaiuto	Kiel	Brenner	Kozminski	Ditter
Employer contribution to 401(k) plan	5,150	5,150	3,700	3,700	3,700	2,248
Club membership*	10,444	10,662	10,542	4,816	—	—
Spousal travel*	1,165	1,285	1,285	1,020	—	—
Retention Agreement*	—	—	—	—	—	900,000
Outplacement services*	—	—	—	—	—	15,000
Consulting fee*	—	—	—	—	—	19,518

*	Reflects the aggregate cost to the Company of providing the benefit.

For Mr. Ditter, this amount includes a $100,000 success bonus and $800,000 retention payment earned in connection with the sale of our telecommunications business, $15,000 of outplacement services and $19,518 in fees for consulting services rendered after his termination of employment. More information about Mr. Ditter’s severance arrangement is discussed under the heading “Post-Termination Benefits.”

(6)	Mr. Ditter terminated employment on February 23, 2007.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 30, 2007 to our named executive officers.

2007 Grants of Plan-Based Awards

Name	Approval Date	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Smith		2/12/2007	217,000	403,000	589,000	—	—	—	—		—		—	—
	2/12/2007	2/16/2007	—	—	—	—	—	—	—		220,000	(3)	13.31	627,000
	2/12/2007	2/16/2007	—	—	—	—	—	—	—		75,000	(4)	(4)	102,000
Bonaiuto		2/12/2007	82,000	147,600	213,200	—	—	—	—		—		—	—
	2/12/2007	2/16/2007	—	—	—	—	—	—	—		56,000	(3)	13.31	159,600
	2/12/2007	2/16/2007	—	—	—	—	—	—	—		20,000	(4)	(4)	27,200
Kiel		2/12/2007	123,600	226,600	329,600	—	—	—	—		—		—	—
	2/12/2007	2/16/2007	—	—	—	—	—	—	—		70,000	(3)	13.31	199,500
	2/12/2007	2/16/2007	—	—	—	—	—	—	—		25,000	(4)	(4)	34,000
Brenner		2/12/2007	108,000	198,000	288,000	—	—	—	—		—		—	—
	2/12/2007	2/16/2007	—	—	—	—	—	—	—		65,000	(3)	13.31	185,250
	2/12/2007	2/16/2007	—	—	—	—	—	—	—		20,000	(4)	(4)	27,200
Kozminski		2/12/2007	46,800	93,600	140,400	—	—	—	—		—		—	—
	2/12/2007	2/16/2007	—	—	—	—	—	—	1,500	(5)	—		—	19,965
Ditter*	—	—	—	—	—	—	—	—	—		—		—	—

*	Mr. Ditter’s employment terminated at the time of the sale of our telecommunications subsidiary in February 2007, and therefore he was not eligible to earn a 2007 performance bonus or receive equity awards.

(1)	Represents potential threshold, target and maximum payout opportunities for financial performance in 2007 under the annual bonus plan. The total opportunity levels under the annual bonus plan (including the financial and personal performance components) are based on a percentage of base salary as follows: Mr. Smith, 35%, 65% and 95%; Mr. Bonaiuto, 25%, 45% and 65%; Mr. Kiel, 30%, 55% and 80%; Ms. Brenner, 30%, 55% and 80%; and Mr. Kozminski, 20%, 40% and 60%. Bonuses earned under the personal performance component of the plan are shown in the “Bonus” column of the Summary Compensation Table above. The personal performance component together with the financial performance component cannot exceed the maximum percentage of salary indicated above.

(2)	Represents the aggregate grant date fair value of each stock and option award. The grant date fair value of the awards is determined pursuant to FAS 123R.

(3)	Represents fixed-price SARs granted under the 2003 Equity Incentive Plan. These SARs have a fixed base value equal to the closing price of the Company’s Class A Common Stock on the date of grant ($13.31).

(4)	Represents escalating-price SARs granted under the 2003 Equity Incentive Plan. These SARs have an escalating base value which starts with the closing price of the Company’s Class A Common Stock on the date of grant ($13.31) and increases by 6% per year for each year that the SARs remain outstanding, starting on the first anniversary of the grant date.

(5)	Represents restricted stock granted to Mr. Kozminski under the 2003 Equity Incentive Plan.

Summary of Material Terms of Compensation Paid in 2007

Awards Granted under the Annual Bonus Plan. The Compensation Discussion and Analysis section of this Proxy Statement describes our Annual Management Incentive Plan under which our named executive officers are eligible to receive annual cash bonuses based on a combination of their individual performance and the achievement of financial goals with respect to our consolidated and business unit operations. 80% of the annual bonus opportunity in 2007 was based on financial performance and 20% was based on an assessment the officer’s individual performance.

Employment Agreement with Mr. Smith. We maintain an employment agreement with Mr. Smith, our Chairman and Chief Executive Officer, which was in place during 2006 and amended in January and December 2007. Pursuant to his employment agreement, Mr. Smith is entitled to an annual base salary of not less than his current base salary, as increased from time to time, and he is entitled to participate in all short-term and long-term incentive compensation plans, and savings, retirement and welfare plans and programs offered by us to our senior executives from time to time. Mr. Smith’s annual and long-term incentive target opportunities are required to be equal to or higher than the target opportunities set for other senior executive officers. The term of Mr. Smith’s employment agreement will expire on April 10, 2016. However, if a change in control of the company occurs within two years prior to the expiration of the term of the employment agreement, the term will be extended for a period of two years following the date of the change in control. More information about Mr. Smith’s employment agreement and the benefits it confers is discussed under the heading “Post-Termination Benefits.”

Retention Agreement with Mr. Ditter. On July 31, 2006, we entered into a retention agreement with Mr. Ditter in connection with the proposal to sell Norlight Telecommunications, Inc., our telecommunications subsidiary. Pursuant to his retention agreement, upon the sale of Norlight, Mr. Ditter received a closing bonus of $100,000, a retention payment of $800,000 and outplacement services of up to $15,000. More information about Mr. Ditter’s retention agreement is discussed under the heading “Post-Termination Benefits.”

Equity Awards. On February 16, 2007, we granted fixed-price SARs and escalating-price SARs to each of our named executive officers other than Messrs. Kozminski and Ditter. The fixed-price SARs have a fixed base value equal to the closing price of the Company’s Class A Common Stock on the date of grant. The escalating-price SARs have an escalating base value which starts with the closing price of the Company’s Class A Common Stock on the date of grant and increases by 6% per year for each year that the SARs remain outstanding, starting on the first anniversary of the grant date. The SARs are subject to annual pro-rata vesting over a three-year period.

On February 16, 2007, we granted Mr. Kozminski 1,500 shares of restricted stock. Mr. Kozminski’s restricted stock award vests in full after three years of service after the grant date. Mr. Kozminski has the rights and privileges of a shareholder as to the shares of Class B Common Stock covered by his restricted stock grant, including the right to receive dividends and the right to vote such shares.

The SARs and restricted stock awards will become fully vested upon a change in control, or the executive’s termination of service with us due to death or disability.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 30, 2007 with respect to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2007

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested (#)
Smith	—	220,000	(2)	—	13.31	2/16/2017	—		—	—	—
	—	75,000	(3)	—	(3)	2/16/2017	—		—	—	—
Bonaiuto	—	56,000	(2)	—	13.31	2/16/2017	—		—	—	—
	—	20,000	(3)	—	(3)	2/16/2017	—		—	—	—
Kiel	—	70,000	(2)	—	13.31	2/16/2017	—		—	—	—
	—	25,000	(3)	—	(3)	2/16/2017	—		—	—	—
Brenner	—	65,000	(2)	—	13.31	2/16/2017	10,000	(4)	91,400	—	—
	—	20,000	(3)	—	(3)	2/16/2017	—		—	—	—
Kozminski	—	—		—	—	—	1,500	(5)	13,710	—	—
Ditter	—	—		—	—	—	—		—	—	—

(1)	Reflects the value calculated by multiplying the number of shares of restricted stock by $9.14, which was the closing price of our Class A Common Stock on December 28, 2007, the last trading day in our 2007 fiscal year.

(2)	Fixed-price SARs awarded to the named executive officer on February 16, 2007, under the 2003 Equity Incentive Plan. 33.3% of the SARs vested on February 15, 2008, 33.3% vest on February 15, 2009, and 33.4% vest on February 15, 2010.

(3)	Escalating-price SARs awarded to the named executive officer on February 16, 2007, under the 2003 Equity Incentive Plan. 33.3% of the SARs vested on February 15, 2008, 33.3% vest on February 15, 2009, and 33.4% vest on February 15, 2010. These SARs have an escalating base value which starts with the closing price of the Company’s Class A Common Stock on the date of grant and increases by 6% per year for each year that the SARs remain outstanding, starting on the first anniversary of the grant date.

(4)	Restricted stock awarded to Ms. Brenner on February 3, 2006 under the 2003 Equity Incentive Plan. 100% of the shares vest on February 2, 2011, the fifth anniversary of the date of grant.

(5)	Restricted stock awarded to Mr. Kozminski on February 16, 2007 under the 2003 Equity Incentive Plan. 100% of the shares vest February 15, 2010, the third anniversary of the date of grant.

Option Exercises and Stock Vested

Our named executive officers did not exercise any option awards in 2007 and no stock awards held by our named executive officers vested in 2007.

Pension Benefits

The following table sets forth certain information with respect to the potential benefits to our named executive officers under our qualified pension and supplemental executive retirement plans as of December 30, 2007.

2007 Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Smith	Employees’ Pension Plan	30	394,419	—
	Supplemental Benefit Plan	30	1,699,359	—
Bonaiuto	Employees’ Pension Plan	12	147,470	—
	Supplemental Benefit Plan	12	255,780	—
Kiel	Employees’ Pension Plan	20	280,184	—
	Supplemental Benefit Plan	20	765,657	—
Brenner	Employees’ Pension Plan	2	21,221	—
	Supplemental Benefit Plan	2	29,725	—
Kozminski	Employees’ Pension Plan	—	—	—
	Supplemental Benefit Plan	—	12,227	—
Ditter	Employees’ Pension Plan	13	68,176	—
	Supplemental Benefit Plan	13	73,210	—

(1)	The actuarial present value of the accumulated plan benefits was calculated using the accrued benefit valuation method and the following assumptions: a discount rate of 6.60%; normal retirement age based on the Social Security Normal Retirement Age, which varies based on the participant’s year of birth; and a post-retirement mortality rate derived from the RP2000 Combined Healthy Mortality Table (with no mortality assumed pre-retirement).

Employees’ Pension Plan

The Employees’ Pension Plan (Pension Plan) is a defined benefit pension plan that provides benefits for our employees as well as employees of certain of our subsidiaries who meet minimum age and service eligibility requirements. The Pension Plan is completely funded by us. Our contributions are accrued based on amounts required to be funded under provisions of the Employee Retirement Income Security Act of 1974.

Subject to certain limitations, the monthly retirement benefit under the Pension Plan, assuming attainment of the retirement age specified by the plan and payments in the form of a life annuity, is determined in accordance with a formula that takes into account the following factors: final average compensation for the last five years of employment, number of years of benefit service, and an actuarially determined Social Security offset.

Mr. Kozminski does not participate in the Pension Plan. The retirement benefit for Messrs. Bonaiuto and Ditter and Ms. Brenner under the Pension Plan is a monthly pension equal to 1/12th of the amount determined as follows:

•	0.65% of final average compensation times years of service (up to 35 years), plus

•	0.40% of final average compensation times years of service from 35 to 40 years, plus

•	0.65% of final average compensation in excess of “Covered Compensation” times years of service (up to 35 years).

For purposes of this formula, “compensation” in a given year means the participant’s gross annual compensation, excluding long-term incentive compensation that may be paid in cash or stock. “Covered Compensation” means average Social Security wage base during the 35-year period ending with the year in which the participant reaches the Social Security normal retirement age.

Messrs. Smith and Kiel were participants in the Pension Plan prior to December 31, 1998, when a different formula was in effect. Their Pension Plan benefit consists of the benefit account accrued as of December 31, 1998 under the prior plan formula plus the benefits determined under the above formula for service after December 31, 1998.

Our employees hired on or before May 1, 2006 automatically become participants in the Pension Plan on their entry date, which is the January 1, or July 1 after reaching age 21 and completing one year of eligible service with 1,000 hours. Pension Plan benefits will begin when a participant reaches normal retirement age for Social Security purposes. Benefits can begin as early as age 60, but the benefit will be lower than at normal retirement age. No named executive officer who is a participant in the Pension Plan had reached age 60 as of December 30, 2007.

Employees eligible to participate in the Pension Plan as of April 30, 2006 were given a choice to either stay in the Pension Plan or freeze participation in the Pension Plan on December 31, 2006 and receive a 3% annual employee contribution to our 401(k) plan starting in 2007. None of our named executive officers elected to freeze his or her participation in the Pension Plan.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan (SERP) is an unfunded, nonqualified retirement plan. Under the SERP, certain executives are eligible to receive a retirement benefit based on the benefit they would receive under the Pension Plan or our 401(k) plan. Benefits payable under the SERP are calculated without regard to the limitations imposed by the Internal Revenue Code (“Code”) on the amount of compensation that may be taken into account under the Pension Plan or 401(k) plan. The purpose of the SERP is to supplement the benefits payable under the Pension Plan or 401(k) plan.

The Compensation Committee determines participants in the SERP, except for those individuals grandfathered as participants in the SERP as of December 31, 2006. Eligible employees include those executives whose benefits under the Pension Plan or 401(k) plan are affected by Code limitations. Each of our named executive officers participates in the SERP.

Executives who participated in the Pension Plan will receive a supplemental benefit equal to the excess, if any, of (a) the monthly benefit payable to the executive under the Pension Plan, computed without regard to the Code limitations, but taking into account for purposes of compensation under the Pension Plan only base pay plus annual incentive compensation (including any deferred amounts of base pay and annual incentive compensation), over (b) the amount of monthly benefit actually payable to the executive under the Pension Plan as limited by the Code.

Executives who received an annual employer contribution pursuant to the 401(k) plan will receive a supplemental benefit based on the amount credited to an account established for the executive. At the time the annual employer contribution to the 401(k) plan is made on behalf of the executive for such year, an amount will be credited to the executive’s account equal to the difference between: (a) the annual employer contribution that would be made to the 401(k) plan computed without regard to Code limitations, but taking into account for purposes of compensation under the 401(k) plan only base pay (including any deferred amounts of base pay); and (b) the amount of the annual employer contribution actually made on behalf of the executive under the 401(k) plan as limited by the Code. Earnings will be credited to the account of each executive, from time to time, at the rate determined by the Compensation Committee.

Effective for benefit commencements on or after January 1, 2008, SERP benefits are payable on the first of the month after the later of a participant’s termination of employment or age 60, except that if the participant is a “specified employee” at the time of termination, his or her benefit commencement date will be delayed for six months in order to comply with Code Section 409A.

For purposes of the Pension Plan SERP benefit, “compensation” is an executive’s gross annual compensation, excluding long-term incentive compensation that may be paid in cash or stock.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to contributions to and withdrawals from our Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”) by our named executive officers during the fiscal year ended December 30, 2007.

2007 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year
Smith	—	—	—	—	—
Bonaiuto	—	—	—	—	—
Kiel	—	—	—	—	—
Brenner	—	—	—	—	—
Kozminski	—	—	3,706	—	58,609
Ditter	—	—	19,043	—	301,203

Our Deferred Compensation Plan allows participants to defer a portion of their base salary and a portion or all of their payment from the annual bonus plan. There is no limitation on the amount participants may choose to defer. The participant’s deferrals receive an annual return based on the prime interest rate minus 1.5%.

Executives may elect to receive their distribution in a lump sum or annual installments over a period of ten years. Upon the executive’s death, his or her beneficiary will receive the distribution in the same manner as which the executive elected to receive the distribution. In the event of an unforeseeable emergency (as defined) either before or after the commencement of payments under the Deferred Compensation Plan, an executive may request that all or any portion of his or her benefits be paid in one or more installments prior to the normal time for payment of such amounts.

POST-TERMINATION BENEFITS

Employment Agreement with Mr. Smith. As mentioned in the Compensation Discussion and Analysis section of this Proxy Statement, on January 29, 2007 and December 8, 2007, we amended the existing employment agreement with Mr. Smith. The employment agreement provides benefits to Mr. Smith in the event of his termination of employment under certain conditions. The amount of the benefits varies depending on the reason for the termination, as explained below.

Termination for Cause; Resignation without Good Reason; Termination at End of Employment Period. If Mr. Smith is terminated for cause or resigns without good reason (as such terms are defined in the agreement), or if Mr. Smith’s employment is terminated at the end of the employment period, he will receive only the salary that is accrued through the date of termination. No special severance benefits would be payable.

Termination Due to Death or Disability. If Mr. Smith dies, or if we terminate his employment due to his disability, Mr. Smith (or his estate) will receive any salary accrued through the date of termination, plus a pro-rata portion of his target annual bonus earned through the date of termination.

Termination without Cause; Resignation for Good Reason. If Mr. Smith’s employment is terminated by us without cause or if he resigns for good reason, then in addition to accrued salary, he will be entitled to a prorata target annual bonus for the year of termination and a severance payment equal to three times his then-current annual salary and target annual bonus. In addition, all of Mr. Smith’s outstanding equity awards will vest as of the date of termination, and we will continue to provide him with group health coverage for a period of 36 months.

If a change in control occurs, for the following two years, Mr. Smith’s target annual bonus opportunity will be no less than it was for the last full fiscal year prior to the change in control. Also, in the event of a change in control (other than a management-led buy-out or similar transaction in which Mr. Smith or a group of which he is a member participates as an acquiror), Mr. Smith may terminate his employment for any reason during the 30-day period immediately following the six-month anniversary of the change in control and receive the severance benefits provided by the employment agreement as if he had terminated for good reason, as described above.

The employment agreement provides that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Restrictive Covenants. Mr. Smith’s employment agreement contains confidentiality, noncompetition and employee nonsolicitation covenants that apply during his employment with us and for 24 months after his termination of employment.

Benefits to Other Named Executive Officers in the Event of a Change in Control. On January 29, 2007, we entered into change in control agreements with Mr. Bonaiuto, Mr. Kiel and Ms. Brenner, which agreements were amended on December 8, 2007 to comply with the final regulations under Code Section 409A. Each agreement provides severance payments and benefits to the executive if his or her employment is terminated without cause or the executive resigns for good reason within two years after a change in control (as such terms are defined in the agreements). Mr. Kozminski and Mr. Ditter do not have change in control agreements.

Termination for Cause; Resignation without Good Reason; Termination at End of Employment Period. If the executive is terminated for cause or resigns without good reason (as such terms are defined in the agreement), or if the executive’s employment is terminated at the end of the employment period, he or she will receive only the salary that is accrued through the date of termination. No special severance benefits would be payable.

Termination Due to Death or Disability. If the executive’s employment terminates due to death or disability, he or she will receive any salary accrued through the date of termination, plus a pro-rata portion of the executive’s target annual bonus earned through the date of termination.

Termination without Cause; Resignation for Good Reason. If the executive’s employment is terminated by us without cause or if the executive resigns for good reason, then in addition to accrued salary, he or she will be entitled to a prorata target annual bonus for the year of termination and a severance payment equal to a multiple (2 in the case of Mr. Kiel and Ms. Brenner, and 1.5 in the case of Mr. Bonaiuto) of the executive’s then-current annual salary and target annual bonus. In addition, all of the executive’s outstanding equity awards will vest as of the date of termination, and we will continue to provide the executive with group health coverage for a period of time after his or her termination (24 months in the case of Mr. Kiel and Ms. Brenner, and 18 months in the case of Mr. Bonaiuto) except that our obligation to provide health coverage will end if the executive becomes employed by another employer that provides him or her with group health benefits.

The agreements provide that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Restrictive Covenants. Each of the agreements contains confidentiality and employee nonsolicitation covenants that apply during the executive’s employment with us and for a certain period of time after his or her termination of employment (24 months in the case of Mr. Kiel and Ms. Brenner, and 18 months in the case of Mr. Bonaiuto). Mr. Kiel’s and Ms. Brenner’s agreements also contain a noncompetition covenant that applies for 24 months after he or she terminates employment, unless the executive timely waives the severance benefits provided by the change in control agreement, in which case the noncompetition covenant will not apply.

Retention Agreement with Mr. Ditter. On July 31, 2006, Norlight Telecommunications, Inc., our former telecommunications subsidiary, entered into a retention agreement with Mr. Ditter, in anticipation of a proposed spin-off or sale of our telecommunications business. Pursuant to the retention agreement, Mr. Ditter was entitled to receive a retention payment of $800,000 if he was terminated without cause before completion of the transaction or if after the transaction he was either not offered a position with the purchaser or his employment was terminated without cause or constructively terminated within the first year after the transaction. In addition, Mr. Ditter would be eligible to receive one year of outplacement services up to a total cost of $15,000. We were a party to the retention agreement as a guarantor of certain payment obligations to Mr. Ditter in the event that the purchaser failed to make such payments.

To be eligible to receive the retention payment, the retention agreement required that Mr. Ditter use his best efforts to perform his duties and promote the best interests of Norlight, including to assist in Norlight’s efforts to successfully complete the spin-off or sale transaction. On December 10, 2006, Norlight and Mr. Ditter amended the retention agreement to add a $100,000 success bonus upon the closing of a sale transaction if such closing occurred on or before June 30, 2007, subject to Mr. Ditter’s employment through that date. Mr. Ditter’s employment was terminated in connection with the sale of Norlight in February 2007, thus entitling him to the payments and benefits described above.

Summary of Potential Termination Payments and Benefits. The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment on December 30, 2007 under the circumstances shown and, with respect to Mr. Ditter, the value of the termination payment and benefits actually received in connection with his termination of employment on February 23, 2007. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2007, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under our tax-qualified 401(k) plan, and death or disability benefits under our generally available welfare programs.

STEVEN J. SMITH

Type of Payment	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason ($)	Retirement ($)	Death ($)	Long- Term Disability ($)	Termination without Cause or Resignation for Good Reason in connection with a Change in Control ($)
Cash Severance	—	3,836,250	—	—	—	3,836,250
Vested Account Balances (1)
Pension Plan	394,419	394,419	394,419	197,210	394,419	394,419
SERP	1,699,359	1,699,359	1,699,359	849,680	1,699,359	1,699,359
Benefit Continuation (2)	—	35,034	—	—	—	35,034
Retiree Medical (3)	49,070	49,070	49,070	—	49,070	49,070
Value of Unvested Equity Awards (4)	—	—	—	—	—	—
TOTAL	2,142,848	6,014,132	2,142,848	1,046,889	2,142,848	6,014,132

(1)	Represents amounts vested irrespective of termination of employment.

(2)	Represents 36 months of company-paid COBRA for medical and dental coverage based on 2007 rates.

(3)	Represents actuarially calculated present value of retiree medical benefit until age 65. In calculating the present value of such benefit, we referred to the Sex-Distinct Mortality Table RP2000 and assumed a discount rate of 6.5%. We also assumed a 9% annual rate of increase in the per capita cost of medical prescription benefits for 2007, decreasing gradually to 5% by 2016 and remaining at that level thereafter.

(4)	Represents the value of unvested equity awards which, pursuant to the 2003 Equity Incentive Plan, vest upon the occurrence of a change in control, or the executive’s termination of service with us due to death, disability or, with respect to equity awards other than the SARs granted in 2007, retirement. Awards are valued as of year-end 2007 based upon the closing price of our Class A Common Stock on the New York Stock Exchange on December 28, 2007, the last trading day in our 2007 fiscal year ($9.14). Since the base price of Mr. Smith’s stock appreciation rights exceeds this year-end closing price, they are valued at $0 in the table.

PAUL M. BONAIUTO

Type of Payment	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason ($)	Retirement ($)	Death ($)	Long- Term Disability ($)	Termination without Cause or Resignation for Good Reason in connection with a Change in Control ($)
Cash Severance	—	—	—	—	—	891,750
Vested Account Balances (1)
Pension Plan	147,470	147,470	147,470	73,735	147,470	147,470
SERP	255,780	255,780	255,780	127,890	255,780	255,780
Benefit Continuation (2)	—	—	—	—	—	17,517
Retiree Medical (3)	13,428	13,428	13,428	—	13,428	13,428
Value of Unvested Equity Awards (4)	—	—	—	—	—	—
TOTAL	416,678	416,678	416,678	201,625	416,678	1,325,945

(1)	Represents amounts vested irrespective of termination of employment.

(2)	Represents 18 months of company-paid COBRA for medical and dental coverage based on 2007 rates.

(3)	Represents actuarially calculated present value of retiree medical benefit until age 65. In calculating the present value of such benefit, we referred to the Sex-Distinct Mortality Table RP2000 and assumed a discount rate of 6.5%. We also assumed a 9% annual rate of increase in the per capita cost of medical prescription benefits for 2007, decreasing gradually to 5% by 2016 and remaining at that level thereafter.

(4)	Represents the value of unvested equity awards which, pursuant to the 2003 Equity Incentive Plan, vest upon the occurrence of a change in control, or the executive’s termination of service with us due to death, disability or, with respect to equity awards other than the SARs granted in 2007, retirement (as such terms are defined in the 2003 plan). Awards are valued as of year-end 2007 based upon the closing price of our Class A Common Stock on the New York Stock Exchange on December 28, 2007, the last trading day in our 2007 fiscal year ($9.14). Since the base price of Mr. Bonaiuto’s stock appreciation rights exceeds this year-end closing price, they are valued at $0 in the table.

DOUGLAS G. KIEL

Type of Payment	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason ($)	Retirement ($)	Death ($)	Long- Term Disability ($)	Termination without Cause or Resignation for Good Reason in connection with a Change in Control ($)
Cash Severance	—	—	—	—	—	1,596,500
Vested Account Balances (1)
Pension Plan	280,184	280,184	280,184	140,092	280,184	280,184
SERP	765,657	765,657	765,657	382,829	765,657	765,657
Benefit Continuation (2)	—	—	—	—	—	23,356
Retiree Medical (3)	26,004	26,004	26,004	—	26,004	26,004
Value of Unvested Equity Awards (4)	—	—	—	—	—	—
TOTAL	1,071,845	1,071,845	1,071,845	522,921	1,071,845	2,691,701

(1)	Represents amounts vested irrespective of termination of employment.

(2)	Represents 24 months of company-paid COBRA for medical and dental coverage based on 2007 rates.

(3)	Represents actuarially calculated present value of retiree medical benefit until age 65. In calculating the present value of such benefit, we referred to the Sex-Distinct Mortality Table RP2000 and assumed a discount rate of 6.5%. We also assumed a 9% annual rate of increase in the per capita cost of medical prescription benefits for 2007, decreasing gradually to 5% by 2016 and remaining at that level thereafter.

(4)	Represents the value of unvested equity awards which, pursuant to the 2003 Equity Incentive Plan, vest upon the occurrence of a change in control, or the executive’s termination of service with us due to death, disability or, with respect to equity awards other than the SARs granted in 2007, retirement (as such terms are defined in the 2003 plan). Awards are valued as of year-end 2007 based upon the closing price of our Class A Common Stock on the New York Stock Exchange on December 28, 2007, the last trading day in our 2007 fiscal year ($9.14). Since the base price of Mr. Kiel’s stock appreciation rights exceeds this year-end closing price, they are valued at $0 in the table.

ELIZABETH BRENNER

Type of Payment	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason ($)	Retirement ($)	Death ($)	Long- Term Disability ($)	Termination without Cause or Resignation for Good Reason in connection with a Change in Control ($)
Cash Severance	—	—	—	—	—	1,395,000
Benefit Continuation (1)	—	—	—	—	—	23,956
Value of Unvested Equity Awards (2)	—	—	91,400	91,400	91,400	91,400
TOTAL	—	—	91,400	91,400	91,400	1,510,356

(1)	Represents 24 months of company-paid COBRA for medical, dental and vision coverage based on 2007 rates.

(2)	Represents the value of unvested equity awards which, pursuant to the 2003 Equity Incentive Plan, vest upon the occurrence of a change in control, or the executive’s termination of service with us due to death, disability or, with respect to equity awards other than the SARs granted in 2007, retirement (as such terms are defined in the 2003 plan). Awards are valued as of year-end 2007 based upon the closing price of our Class A Common Stock on the New York Stock Exchange on December 28, 2007, the last trading day in our 2007 fiscal year ($9.14). Since the base price of Ms. Brenner’s stock appreciation rights exceeds this year-end closing price, they are valued at $0 in the table.

KENNETH KOZMINSKI

Type of Payment	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason ($)	Retirement ($)	Death ($)	Long- Term Disability ($)	Termination without Cause or Resignation for Good Reason in connection with a Change in Control ($)
Vested Account Balances (1)
Annual Employer Contributions to 401(k) Plan	39,237	39,237	39,237	39,237	39,237	39,237
SERP	12,227	12,227	12,227	12,227	12,227	12,227
Deferred Compensation Plan	58,609	58,609	58,609	58,609	58,609	59,609
Value of Unvested Equity Awards (2)	—	—	13,710	13,710	13,710	13,710
TOTAL	110,073	110,073	123,783	123,783	123,783	123,783

(1)	Represents amounts vested irrespective of termination of employment.

(2)	Represents the value of unvested equity awards which, pursuant to the 2003 Equity Incentive Plan, vest upon the occurrence of a change in control, or the executive’s termination of service with us due to death, disability or, with respect to equity awards other than the SARs granted in 2007, retirement (as such terms are defined in the 2003 plan). Awards are valued as of year-end 2007 based upon the closing price of our Class A Common Stock on the New York Stock Exchange on December 28, 2007, the last trading day in our 2007 fiscal year ($9.14).

JAMES DITTER

On February 23, 2007, Mr. Ditter terminated employment with the Company. Pursuant to his retention agreement as described above, Mr. Ditter received the payments and benefits detailed in the following chart.

Type of Payment	Value ($)
Retention Payment	800,000
Closing Bonus	100,000
Outplacement Services	15,000
TOTAL	915,000

Summary of Potential Payments upon a Change in Control. The following table summarizes the value of the payments and benefits that each of our named executive officers (other than Mr. Ditter) would receive if a change in control occurred on December 30, 2007, and the executive’s employment was not terminated.

	Smith	Bonaiuto	Kiel	Brenner	Kozminski
Value of Unvested Equity Awards (1)	—	—	—	$91,400	$13,710

(1)	Represents the value of unvested equity awards which, pursuant to the 2003 Equity Incentive Plan, vest upon the occurrence of a change in control. Awards are valued as of year-end 2007 based upon the closing price of our Class A Common Stock on the New York Stock Exchange on December 28, 2007, the last trading day in our 2007 fiscal year ($9.14). Since the base price of all outstanding stock appreciation rights exceeds this year-end closing price, they are valued at $0 in the table.

DIRECTOR COMPENSATION

The following tables provide information about the compensation earned by our non-employee directors during 2007 and their equity holdings as of December 30, 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)(3)	Total ($)
Don H. Davis, Jr.(4)	—	125,650	—	—	—	420	126,070
David J. Drury	66,750	68,400	—	—	—	420	135,570
David G. Meissner	—	115,589	—	—	—	941	116,530
Jonathan Newcomb	55,500	76,515	—	—	—	1,287	133,302
Roger D. Peirce	68,000	68,400	—	—	—	282	136,682
Mary Ellen Stanek	53,500	68,400	—	—	—	282	122,182
Jeanette Tully	47,500	76,515	—	—	—	—	124,015
Ellen Siminoff	—	115,074	—	—	—	—	115,074
Owen Sullivan	21,884	—	—	—	—	420	22,304

(1)	Except for Messrs. Davis and Meissner and Ms. Siminoff, who elected to take all their director compensation for 2007 in the form of stock awards, the amounts in this column reflect the sum of the basic annual retainer, committee retainer and meeting fees earned by each director as shown below:

Director	Role	Basic Annual Retainer ($)		Committee Retainer ($)	Meeting Fee ($)
Davis	Lead Director, Chair, Nominating Committee	30,000		10,000	17,250
Drury	Chair, Audit Committee	30,000		7,500	29,250
Meissner	Director	30,000		—	14,250
Newcomb	Director	30,000		—	25,500
Peirce	Chair, Compensation Committee	30,000		7,500	30,500
Stanek	Chair, Human Resources Committee	30,000		5,000	18,500
Tully	Director	30,000		—	17,500
Siminoff	Director	26,466	*	—	12,000
Sullivan	Director	14,384	*	—	7,500

*	Pro-rated for partial-year service.

(2)	The amounts in this column represent the accounting expense we recognized in 2007 for stock awards held by our non-employee directors. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with FAS 123R. The awards for which expense is shown in this table include the awards described below, which were granted in 2007, as well as awards granted in 2004 and 2005 for which we continued to recognize expense in 2007.

The following table shows the shares of stock awarded to each director during 2007, and the aggregate grant date fair value for each award.

Name	Grant Date		All Stock Awards: Number of Shares of Stock or Units (#)	Full Grant Date Fair Value of Award ($)
Davis	5/3/2007		5,000	68,400
	2/13/2007	*	978	13,001
	5/3/2007	*	1,023	13,995
	7/10/2007	*	947	12,245
	10/9/2007	*	1,659	16,507
	12/8/2007	*	169	1,504
Drury	5/3/2007		5,000	68,400
Meissner	5/3/2007		5,000	68,400
	2/13/2007	*	790	10,507
	5/3/2007	*	767	10,493
	7/10/2007	*	870	11,249
	10/9/2007	*	905	9,005
	12/8/2007	*	337	2,999
Newcomb	5/3/2007		5,000	68,400
Peirce	5/3/2007		5,000	68,400
Stanek	5/3/2007		5,000	68,400
Tully	5/3/2007		5,000	68,400
Siminoff	5/3/2007		5,600	76,608
	5/3/2007	*	947	12,955
	7/10/2007	*	812	10,499
	10/9/2007	*	1,207	12,010
	12/18/2007	*	337	2,999

*	Represents stock elected to be received in lieu of cash compensation in 2007.

The following table shows the aggregate numbers of shares of restricted stock held by each of our non-employee director as of December 30, 2007:

Director	Restricted Stock	Grant Date
Davis	—
Drury	—
Meissner	—
Newcomb	1,500	February 8, 2005
Peirce	—
Stanek	—
Tully	1,500	February 8, 2005
Siminoff	—

(3)	Amounts included in this column for 2007 represent the cost to the Company of providing travel, meals and entertainment for spouses in connection with our board meeting in Tucson, Arizona.

(4)	Mr. Davis will retire as a director as of the date of the Annual Meeting.

Annual Retainer. Our non-employee directors receive a base annual retainer of $30,000.

Committee Retainers. Mr. Davis received an additional $10,000 for his role as Lead Director and chair of the Nominating and Corporate Governance Committee. The chairs of the Audit and Compensation Committees received an additional annual retainer of $7,500 and the chair of the Human Resources Committee received an additional annual retainer of $5,000.

Meeting Fees. In 2007, non-employee directors received $1,500 for each Board or committee meeting attended except for teleconference meetings, for which he or she received a $1,000 fee.

Stock Awards. Our non-employee directors receive shares of unrestricted stock at each Annual Meeting. Each of our non-employee directors received 5,000 shares in 2007. Ms. Siminoff received an additional 600 shares in 2007, which represented a prorata award for her service in 2006.

Other. We reimburse directors for their reasonable travel expenses relating to attendance at Board or committee meetings. In addition, in 2007 we covered the costs of travel, meals and entertainment for our non-employee directors’ spouses in connection with our board meeting in Tucson, Arizona.

Meeting Attendance. Board members are expected to attend all Board meetings and all annual and special meetings of our shareholders. All members of the Board were present at our 2007 Annual Meeting of Shareholders.

Stock Ownership Policy. In 2005, we established stock ownership guidelines for our directors and certain executive officers as a way to better align the financial interests of our directors and executive officers with those of our shareholders. Directors are required to own 10,000 shares of stock. Attainment of these ownership levels will be reviewed regularly by the Compensation Committee. Directors should meet the guidelines by 2010 or, for new directors, within five years of his or her start date. As of December 30, 2007, all of our directors other than Ms. Siminoff and Mr. Sullivan had achieved his or her stock ownership requirements.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assisted the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Audit Committee reviewed and discussed the audited financial statements for 2007 with management. The Audit Committee also discussed the matters required to be discussed by Statement of Auditing Standard No. 61 with the Company’s independent auditors, Ernst & Young LLP. The Audit Committee received a written disclosure and letter from Ernst & Young LLP as required by Independence Standards Board Standard No. 1, and discussed with Ernst & Young LLP its independence. Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:

David J. Drury, Chairman

Jonathan Newcomb

Roger D. Peirce

CHANGE IN CERTIFYING ACCOUNTANT

Dismissal of Ernst & Young LLP

On October 4, 2007, Ernst & Young LLP (which we refer to as “E&Y”) was notified on behalf of the Audit Committee that, upon the completion of the 2007 engagement and the filing of our Annual Report on Form 10-K for the year ending December 30, 2007, E&Y will be dismissed as our independent registered public accounting firm. The Company’s Annual Report on Form 10-K for the year ending December 30, 2007 was filed on March 7, 2008.

E&Y’s reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2006 and December 30, 2007 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2006 and December 30, 2007, we have not had any disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to their subject matter in their reports on the financial statements for those years. Also during this period, there have been no reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee determined that the time was opportune to engage in a request for proposal (RFP) process for choosing our auditor for 2008. The Audit Committee’s decision to dismiss E&Y and engage a new accounting firm resulted from that RFP process.

Engagement of PricewaterhouseCoopers LLP

On October 3, 2007, the Audit Committee appointed PricewaterhouseCoopers LLP as our new independent registered public accounting firm effective upon the filing of our Annual Report on Form 10-K for the year ended December 30, 2007. We did not engage PricewaterhouseCoopers LLP in any consultations during the years ended December 31, 2006 and December 30, 2007.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DISCLOSURE

The Audit Committee of the Board appointed Ernst & Young LLP as our independent registered public accounting firm for 2007. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions. During 2007, Ernst & Young LLP performed an annual audit of our consolidated financial statements for inclusion in the annual report to shareholders and required filings with the Securities and Exchange Commission. As discussed previously under “Change in Certifying Accountant,” the Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm, effective upon the filing of our Annual Report on Form 10-K for the year ended December 30, 2007. We do not expect any representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting.

Audit Fees. Ernst & Young LLP served as our independent auditors in 2007. The aggregate audit fees billed by Ernst & Young LLP for the fiscal years ended December 30, 2007 and December 31, 2006 were $577,400 and $873,896, respectively. Audit fees include fees billed for professional services rendered for the audit of our annual financial statements and the effectiveness of internal controls over financial reporting under Section 404 of the Sarbanes Oxley Act and the Public Company Accounting Oversight Board requirements, the review of quarterly financial statements and statutory and regulatory filings.

Audit-Related Fees. The aggregate audit-related fees billed by Ernst & Young LLP for the fiscal years ended December 30, 2007 and December 31, 2006 were $21,825 and $27,622, respectively. Audit-related fees include fees billed for assurance and related services for attest services and consultations concerning financial accounting and reporting matters not classified as audit as well as consultation on the accounting for the settlement of the class action lawsuit at our publishing business and our executive management incentive compensation plan.

Tax Fees. The aggregate tax fees billed by Ernst & Young LLP for the fiscal years ended December 30, 2007 and December 31, 2006 were $0 and $67,517, respectively. Tax fees in 2006 include fees billed for professional services rendered for tax compliance, tax advice and tax planning, as well as services related to the tax-free treatment of the proposed spin-off of our former telecommunications business.

All Other Fees. All other fees for products and services other than those in the above three categories billed by Ernst & Young LLP for the fiscal years ended December 30, 2007 and December 31, 2006 were $0 and $485,247, respectively. These fees in 2006 were billed for services related to the stand-alone audit of our former telecommunications business.

Our Audit Committee does not consider the provision of non-audit services by Ernst & Young LLP to be incompatible with maintaining auditor independence. Pursuant to the provisions of the Audit Committee charter, all audit services and all permitted non-audit services (unless de minimis) provided by our independent auditors, as well as the fees and other compensation to be paid to them, must be approved in advance by our Audit Committee. All audit, audit-related, tax and other services provided by Ernst & Young LLP during 2007 were approved by our Audit Committee in accordance with 17 CFR 210.2-01(c)(7)(i) and the terms of the Audit Committee charter.

SHAREHOLDER PROPOSAL

The following proposal and supporting statement was submitted by Mr. Douglas D. Armstrong, 735 E. Lexington Blvd., Whitefish Bay, WI 53217; Mr. Armstrong holds 49,115 class B shares:

“The board of Journal Communications shall consider the use of free cash flow for quarterly dividends and dividend increases before beginning new share repurchase programs or outside acquisitions.

Provident use of free cash flow can significantly enhance shareholder value. By returning more of the company’s available cash from operations directly to shareholders in the form of tax-advantaged dividends, management and the board would be making a strong effort to maximize shareholder returns and minimize execution risks sometimes associated with acquisitions and share repurchase programs in volatile markets. For decades, it was the policy of Journal Communications to pay out a very high percentage of free cash flow in dividends while still reinvesting successfully for growth in all of its businesses. This proposal would encourage the board to return to such a policy.”

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board firmly believes that this shareholder proposal is not in the best interests of the majority of our shareholders. Our solid balance sheet and strong cash flows provide us with financial flexibility to make further investments in our businesses, evaluate potential acquisitions, fund our share repurchase program and continue paying cash dividends. The Board considers each of these opportunities on a continuing basis and is committed to building long-term shareholder value.

The Board has developed a shareholder distribution strategy that is designed to maximize value for all shareholders using both dividends and share repurchases, which we expect to provide shareholders reliable and increasing cash income over time through regular dividends, periodic increases in dividend levels, and share appreciation created through share repurchases which reduce the total number of shares outstanding. The Board believes that this strategy has served our shareholders well as a whole by balancing individual preferences, and that along with prudent acquisitions and other investments in our businesses, remains the most effective approach to building long-term shareholder value.

As part of our shareholder distribution strategy, the Board regularly considers the amount of cash dividends paid to shareholders, consistent with our objective of growing long-term shareholder value. In February 2007, the Board increased the quarterly cash dividend by 15%, to $0.075 per class A and class B share from a quarterly dividend of $0.065 per class A and class B share, and the Board increased the quarterly cash dividend again in February 2008 by 6.7%, to $0.08 per class A and class B share from a quarterly dividend of $0.075 per class A and class B share. The Board also considers the benefits of share repurchases which reduce the total number of shares outstanding and are widely acknowledged in the business and academic communities as more efficient in delivering shareholder value than dividends for the majority of shareholders.

Additionally, we believe that this proposal could restrict the Board’s ability to use our capital in the best way possible in view of available opportunities at various points in time, whether that is for acquisitions or other investments to grow our businesses, share repurchases to create shareholder appreciation by reducing the number of shares outstanding, or cash dividends paid to our shareholders. Our needs will change over time, and the Board will evaluate those needs on a continuous basis to utilize our capital in the manner it believes will best build long-term shareholder value given the relevant business, industry and market dynamics.

Vote Required

The affirmative vote of the holders of a majority of the shares of class A common stock, class B common stock and class C common stock, voting together as a single voting group, represented and voted at the Annual Meeting (assuming a quorum is present) is required to approve this proposal. Any such shares not voted at the annual meeting with respect to this proposal (whether as a result of broker non-votes, abstentions or otherwise) will have no impact on the vote.

CERTAIN TRANSACTIONS

Policies and Procedures Governing Related Person Transactions

Our Board adopted in February 2007 written policies and procedures regarding transactions with related persons. For purposes of the policy:

•	a “related person” means any of our directors, executive officers, nominees for director, five percent or greater shareholder or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each executive officer, director or nominee for director of the Company is required to disclose to the Nominating and Corporate Governance Committee certain information relating to related person transactions for review and approval or ratification by the Committee. The Nominating and Corporate Governance Committee must disclose any material related person transactions to the full Board.

Disclosure to the Nominating and Corporate Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the transaction or of a material change to such a transaction. Under the policy, the Committee’s decision to approve or ratify a related person transaction is to be based on the Committee’s determination that consummation of the transaction is in, or was not contrary to, the best interests of the Company. The Nominating and Corporate Governance Committee has approved or ratified all related person transactions that occurred in 2007.

Agreement with Grant Family Shareholders

In connection with our initial public offering, in May 2003 we entered into a shareholders agreement with our predecessor company, Matex Inc. and the Abert Family Journal Stock Trust (the latter two of which, including any successor thereto or permitted transferees thereof, such as Grant D. Abert, Barbara Abert Tooman and the Judith Abert Meissner Marital Trust and related family trusts, we refer to collectively as the “Grant family shareholders”). On August 22, 2007, the parties entered into an amendment to the shareholders agreement.

Pursuant to the amendment, we repurchased 3,200,000 shares of our class B common stock from Matex Inc. for $32 million, or $10 per share. In addition to the share repurchase, the amendment provides for, among other things, the following: (1) a lock-up on sales of the Grant family shareholders’ remaining shares in our company through August 22, 2008, subject to certain exceptions; and (2) the elimination of the Grant family shareholders’ right to elect a second director to our Board based on the size of the Board. The amendment also granted us certain options to require the Grant family shareholders to convert certain shares as discussed below.

Pursuant to the shareholders agreement, as amended, the Grant family shareholders agreed not to transfer any of their shares during the three years following our initial public offering, except as otherwise provided for in the agreement or pursuant to a Board-approved business combination transaction or under Rule 144 of the Securities Act of 1933. In addition, the Grant family shareholders agreed that they will not exercise their rights under our articles of incorporation to purchase any available shares of class B common stock if, after the proposed purchase, the Grant family shareholders would own more than 17% of the class B common stock then outstanding.

Pursuant to the terms and conditions of the shareholders agreement, as amended, each year we may redeem, at 105% of the average closing price of the class A shares, class B shares then owned by the Grant family shareholders if the Grant family shareholders own more than 17% of the class B shares then outstanding. The Grant family shareholders may, however, before the redemption occurs, convert their class B shares subject to the redemption into class A shares without complying with the class B offer procedures set forth in our articles of incorporation.

The shareholders agreement, as amended, provides the Grant family shareholders with certain rights to register with the Securities and Exchange Commission some or all of their shares for resale to the public. The Grant family shareholders have the right to “demand” the registration of their shares, for resale, subject to the limitations described below. The Grant family shareholders also have the right to participate in certain of our proposed stock offerings to the public, subject to certain conditions. Notwithstanding these rights, we will not be obligated to effect any Grant family shareholder’s “demand” to register shares within 180 days after (1) the effective date of a registration in which the Grant family shareholders were notified of their rights to participate in an offering of ours or (2) any other registration of theirs. In addition, we may postpone for up to 180 days the filing or the effectiveness of any such Grant family shareholder’s “demand” registration statement if our Board determines that effecting such registration would have certain negative consequences.

The shareholders agreement, as amended, also provides that the Grant family shareholders will have the right to propose one director nominee to the Board. This right terminates when the Grant family shareholders hold less than 5% of the outstanding shares of our common stock. The Grant family shareholders’ nominee will be subject to applicable professional and governance standards. In connection therewith, the Grant family shareholders agree to take all actions necessary to elect all of our recommended nominees for director. At the 2007 Annual Meeting of Shareholders, the then existing Grant family shareholders nominated, and our shareholders elected, David G. Meissner as a Class I director until the 2010 Annual Meeting of Shareholders and until his successor is duly elected and qualified.

The shareholders agreement, as amended, also allows us, in certain circumstances, to require the Grant family shareholders to convert some or all of their class C common stock into either shares of class A common stock or shares of both class A common stock and class B common stock (at their choice). Specifically, we have the option to require such a conversion if the number of outstanding shares of class C common stock falls below 1,088,000 shares (and our option in this situation is to require conversion of all remaining shares of class C common stock). In addition, after September 30, 2016, if there are more than 1,632,000 shares of class C common stock then outstanding we have the option to require the Grant family shareholders to convert all shares of class C common stock in excess of 1,632,000 shares.

Other Relationships

Ms. Stanek, one of our directors, is the President of Baird Funds, Inc. and a Managing Director, responsible for investment advisory business, of Robert W. Baird & Co., Incorporated (“Baird”). She is not part of the investment banking division of Baird. In 2007, we engaged Baird for investment banking and financial advisory services in connection with the share repurchase from Matex Inc. described under “Certain Transactions – Agreement with Grant Family Shareholders” and have made payment to Baird in the amount of $150,350 for those services. We also paid Baird brokerage commissions in connection with our share repurchase program in the amount of $259,092. Ms. Stanek receives no additional compensation or incentive payments as a result of Baird’s work for us.

Jeffrey Kuether, the brother-in-law of Mr. Smith, our chairman and chief executive officer, received total cash compensation from Journal Broadcast Group, Inc. (“JBG”) in 2007 of approximately $140,000 for services provided to JBG as Director of Sales – Milwaukee Operations and Interactive Media (through November 2007) and as Director of Interactive Media Sales (beginning in November 2007). Mr. Kuether’s compensation was commensurate with the compensation paid by JBG to other similarly situated executives.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain of our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of changes in ownership of our common stock with the Securities and Exchange Commission. Those people are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, all of those people complied with all Section 16(a) filing requirements in 2007.

Corporate Governance Matters

We have adopted a Code of Ethics for Financial Executives (meeting the definition of “code of ethics” as that term is defined in Item 406(b) of Regulation S-K) that applies to our Chief Executive Officer and senior financial and accounting officers and employees. We have also adopted a Code of Ethics, applicable to all employees, and a Code of Conduct and Ethics for Members of the Board of Directors, applicable to all directors, which together satisfy the requirements of the New York Stock Exchange regarding a “code of business conduct.” Finally, we have adopted Corporate Governance Guidelines addressing the subjects required by the New York Stock Exchange. We make copies of the foregoing, as well as the charters of our Board committees, available free of charge on our web site at www.journalcommunications.com, and this information is available in print to any shareholder who requests it by writing to Mary Hill Leahy, Senior Vice President, General Counsel and Secretary, Journal Communications, Inc., P.O. Box 661, Milwaukee, Wisconsin 53201-0661.

Incorporation By Reference

We filed our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 with the Securities and Exchange Commission on March 7, 2008. This proxy statement incorporates by reference Items 7, 7A, 8 and 9 of Part II of that Annual Report on Form 10-K.

Miscellaneous

We will bear the cost of soliciting proxies. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose.

A shareholder who intends to present a proposal at, and have the proposal included in our Proxy Statement for, an Annual Meeting of Shareholders must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. In order to comply with such rule, proposals submitted for the 2009 Annual Meeting must be received by us by no later than November 20, 2008. A shareholder who intends to present a proposal at an Annual Meeting (including nominating persons for election as directors) but does not intend to have the proposal included in our Proxy Statement for such meeting must comply with the requirements set forth in our bylaws and discussed above under “Election of Directors – Board Meetings and Committees – Nominating and Corporate Governance Committee.” Under our bylaws, if we do not receive such notice prior to December 31, 2008 (assuming a meeting date before May 1, 2009), then the notice will be considered untimely and we will not be required to present such proposal at the 2009 Annual Meeting. If our Board chooses to present such proposal at the 2009 Annual Meeting, then the persons named in proxies solicited by the Board for the 2009 Annual Meeting may exercise discretionary voting power with respect to such proposal.

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered.

Shareholders may notify us of their requests by calling or writing Mary Hill Leahy, Senior Vice President, General Counsel and Secretary, Journal Communications, Inc., P.O. Box 661, Milwaukee, Wisconsin 53201-0661, phone number (414) 224-2057.

We have filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the fiscal year ended December 30, 2007. This Form 10-K will be bound with our 2007 Annual Report to Shareholders and mailed to each person who is a record or beneficial holder of shares of our common stock on the record date for the Annual Meeting.

JOURNAL COMMUNICATIONS, INC.

Mary Hill Leahy

Senior Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

March 20, 2008

Appendix A

Journal Communications, Inc.

Director Independence Standards

As Adopted by Board of Directors on Feb. 10, 2004 and amended on April 29, 2004, February 8, 2005 and April 27, 2006

The Board of Directors of Journal Communications, Inc. (the “Company”) has established categorical standards to assist it in making determinations of director independence. Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years unless otherwise noted, will not be considered to be material relationships that would impair a director’s independence. With respect to any relationship between a director and the Company or its subsidiaries not covered by the standards set forth below, a director may be considered independent if the independent directors of the Board of Directors make the affirmative determination that such relationship is not material.

Members of the Audit Committee shall also be required to meet the requirements of Section 301 of Sarbanes-Oxley and the SEC’s Exchange Act Rule 10A-3(b)(1).

Employment

•	The director was an employee of the Company three or more years ago.

•

The director is or was an employee, other than an executive officer, of another company where any of the Company’s executive officers serve or served at the same time on that company’s compensation committee.

•	The director is a former partner or employee of the Company’s internal or external auditor but did not personally work on the Company’s audit within the last three years.

•	The director is a shareholder of the Company.

Family Members

•	A family member of the director is or was an employee of the Company, but not an executive officer, in the past three years.

•	A family member of the director is a former partner or employee of the Company’s internal or external auditor but did not personally work on the Company’s audit within the last three years.

•

A family member of the director is employed by an internal or external auditor of the Company but is not a partner of such firm and does not participate in such auditor’s audit, assurance or tax compliance (but not tax planning) practice.

•

A family member of the director is or was an employee, other than an executive officer, of another company where any of the Company’s executive officers serve or served at the same time on that company’s compensation committee.

•

A family member of the director receives or received less than $100,000* during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent on continued service with the Company). Compensation received by a family member of the director for service as a non-executive employee of the Company need not be considered.

•

A family member of the director is or was an executive officer, employee or director of another company that makes payments (other than contributions to non-profit organizations) to, or receives payments from, the Company in an amount which, in any one fiscal year, is less than $1 million* or 2%* of the other company’s consolidated gross revenues (if such amount is greater than $1 million*). Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year.

•

A family member of the director is or was an executive officer, employee or director of a non-profit organization to which the Company’s contributions in any one fiscal year are less than $1 million* or 2%* of the other company’s consolidated gross revenues (if such amount is greater than $1 million*) of the non-profit’s consolidated gross revenues.

•	A family member of the director has a relationship with the Company but the family member is not an immediate family member of the director.

•

A family member of the director, other than his or her spouse, is an employee of a company that has any other relationship with the Company but the family member is not an executive officer of that company.

“Immediate family member” includes a spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Consulting Arrangements and Other Compensation

•

A director receives or received less than $100,000* during any 12-month period in direct compensation from the Company, other than director and committee member fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent on continued service with the Company).

•	The director received routine business entertainment from the Company or any executive officer of the Company.

Credit Arrangements

•	The director has an arrangement with the Company for the payment of reasonable director expenses in the ordinary course of his or her board service.

•	The director has an arrangement with the Company for the purchase of services from the Company on standard terms offered to the general public.

* If the relationship identified in this categorical standard requires disclosure in the Company’s periodic filings or proxy statement as filed with the Securities and Exchange Commission by virtue of Item 404 of Regulation S-K, then the dollar amount or percentage set forth in this categorical standard shall be modified to be the lesser of the dollar amount or percentage set forth therein and the dollar amount or percentage mandated by the relevant provision of Item 404.

Business Affiliations

•

A director is or was an executive officer, employee or director of, or has or had any other relationship with, another company, that makes payments (other than contributions to non-profit organizations) to, or receives payments from, the Company for property or services in an amount that, in any one fiscal year, is less than $1 million* or 2%* of the other company’s consolidated gross revenues (if such amount is greater than $1 million*). Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year.

•

The director (or an immediate family member of the director) is an executive officer, partner, employee or director of an entity that provides goods and services to the Company and each of the following are correct:

•

The director was not involved in the decision by the Company to select the entity in which the director (or his or her immediate family member) is an executive officer, partner, employee or director as a provider of goods or services to the Company;

•	The director recused himself or herself from any determination regarding such provider made by the board or any committee of the board;

•

The terms of any contract or other arrangement under which goods or services are or were provided to the Company by any entity in which the director (or his or her immediate family member) is an executive officer, partner, employee or director were determined through an arms-length negotiation and were entered into the Company in the ordinary course of its business; and

•

The terms of any contract or other arrangement under which goods or services are or were provided to the Company by any entity in which the director (or his or her immediate family member) is an executive officer, partner, employee or director are on substantially the same terms as comparable transactions with non-affiliated persons.

•

The director has a relationship that currently exists or that has existed with a company that has a relationship with the Company, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that constitutes less than 10% of the outstanding stock or other equity interests of that company.

Charitable Affiliations

•

A director is or was an executive officer, employee or director of, or has or had any other relationship with, a non-profit organization to which the Company’s contributions in any one fiscal year are less than $1 million* or 2%* of the other company’s consolidated gross revenues (if such amount is greater than $1 million*).

Other

•

Any relationship that a director (or an immediate family member of the director) previously had that constituted an automatic bar to independence under New York Stock Exchange (“NYSE”) listing standards after such relationship no longer constitutes an automatic bar to independence in accordance with NYSE listing standards.

* If the relationship identified in this categorical standard requires disclosure in the Company’s periodic filings or proxy statement as filed with the Securities and Exchange Commission by virtue of Item 404 of Regulation S-K, then the dollar amount or percentage set forth in this categorical standard shall be modified to be the lesser of the dollar amount or percentage set forth therein and the dollar amount or percentage mandated by the relevant provision of Item 404.

DRIVING DIRECTIONS TO JOURNAL COMMUNICATIONS, INC.

2008 ANNUAL MEETING OF SHAREHOLDERS

The Pfister Hotel

424 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

From the North:

•

Take I-43 South to the McKinley / Fond du Lac Exit. Take a left on McKinley to Water Street, then take a right on Water to Mason Street. Take a left on Mason to Jefferson Street and take a right on Jefferson. On the right hand side of Jefferson is the front entrance where valet parking is available. There is also a parking structure at the corner of Mason and Jefferson and a surface lot directly across Jefferson Street.

From the South:

•

Proceed North on I-94 West as it merges with I-43 North. Take I-94 West /I-43 North to the Plankinton Exit. Follow the Plankinton Exit Ramp, bearing left onto Plankinton. Take Plankinton (One Way/North) to Wells Street. Turn right on Wells (One Way/East) to Jefferson Street. Turn right on Jefferson and go two blocks to the main entrance where valet parking is available. There is also a parking structure at the corner of Mason and Jefferson and a surface lot directly across Jefferson Street.

From the West:

•

Take I-94 East to I-794 East, then continue on I-794 East to the Van Buren Exit (far left lane). Take Van Buren to Mason Street (approximately 3 blocks north), make a left turn on Mason, then go two blocks to Jefferson Street and take a left. On the right hand side is the front entrance where valet parking is available. There is also a parking structure at the corner of Mason and Jefferson and a surface lot directly across Jefferson Street.

JOURNAL COMMUNICATIONS, INC. P.O. BOX 661 ATTN INVESTOR RELATIONS MILWAUKEE, WI 53201-0661

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Journal Communications, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Journal Communications, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
PROXIES SUBMITTED BY TELEPHONE OR VIA THE INTERNET MUST BE RECEIVED BY 11:59 P.M., EASTERN TIME, ON APRIL 30, 2008, THE DAY BEFORE THE MEETING.
IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL BACK THIS PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	JNLCO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JOURNAL COMMUNICATIONS, INC.

The Board of Directors recommends a vote FOR each of the nominees listed in proposal 1 and AGAINST proposal 2.
			For All	Withhold All	For All Except	To withhold authority to vote for any individual
Vote On Directors						nominee(s), mark “For All Except” and write
the number(s) of the nominee(s) on the line below.
1.	Election of Directors:

Nominees:

	01) Steven J. Smith	03) Owen Sullivan	☐	☐	☐
	02) Mary Ellen Stanek	04) Jeanette Tully

Vote On Proposal						For	Against	Abstain

2.	Proposal put forth by one of our shareholders that the Board of Directors consider using free cash flow for					☐	☐	☐

quarterly dividends and dividend increases before beginning new share repurchase programs or outside acquisitions.

In their best judgment, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is given, this Proxy will be voted FOR each of the Board of Directors’ nominees listed in proposal 1 and AGAINST proposal 2.

For address changes and/or comments, please check this box	☐
and write them on the back where indicated.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

JOURNAL COMMUNICATIONS, INC.

2008 ANNUAL MEETING OF SHAREHOLDERS

MAY 1, 2008, 9:00 A.M. CENTRAL TIME

THE PFISTER HOTEL

424 EAST WISCONSIN AVENUE

MILWAUKEE, WI

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JOURNAL COMMUNICATIONS, INC.

2008 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of Journal Communications, Inc.’s Board of Directors.

The undersigned appoints Steven J. Smith and Douglas G. Kiel, and each of them, each with full power to act without the other, and each with full power of substitution, as Proxies to vote all of the shares of class A common stock, class B common stock and/or class C common stock of Journal Communications, Inc. held of record by the undersigned as of the close of business on February 28, 2008 at the 2008 Annual Meeting of Shareholders, to be held on May 1, 2008, or any adjournment or postponement thereof. The undersigned also acknowledges receipt of the 2007 Annual Report to Shareholders, the Notice of the Annual Meeting and the Proxy Statement. The undersigned hereby revokes any other proxy executed previously for the 2008 Annual Meeting of Shareholders.

This Proxy, when properly executed, will be voted in the manner the undersigned shareholder directs on the reverse side of this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR each of the nominees listed in Proposal 1 and AGAINST Proposal 2 listed on the reverse side of this card. Therefore, to direct a vote FOR each of the nominees listed in Proposal 1 and AGAINST Proposal 2, you need not mark any box. Simply sign, date and return this Proxy.

If this Proxy is not returned, or if you do not vote via the telephone or the Internet, then the shares of Journal Communications, Inc. common stock you own will not be voted.

Please be sure to sign on the reverse side of this card exactly as your name appears next to the signature line.

Shares of class A common stock are entitled to one vote per share, shares of class B common stock are entitled to ten votes per share, and shares of class C common stock are entitled to two votes per share on each matter submitted to shareholders at the Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) PLEASE REFER TO THE REVERSE SIDE TO VOTE AND FOR VOTING INSTRUCTIONS.